UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Consent Revocation Statement Pursuant To Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. 1)

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PROGENICS PHARMACEUTICALS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Consent Revocation Statement, if other than the Registrant)

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Preliminary—Subject to Completion, Dated October 4, 2019

[__], 2019

Dear Progenics Shareholders,

On September 18, 2019, Velan Capital, L.P., together with other participants (collectively, “Velan”), commenced a process seeking to remove without cause and replace three current members of your Board of Directors (the “Board”) of Progenics Pharmaceuticals, Inc. (“Progenics” or the “Company”), as well as seeking to fill the two seats to be vacated by Peter J. Crowley and Michael D. Kishbauch, whose resignations will take effect on October 17, 2019 (or at such earlier time as the Board determines their responsibilities have been sufficiently transitioned to the remaining Board members), to reconstitute the Board with five of its own nominees. Velan has also sought your consent to certain amendments to the Company’s By-Laws, including a proposal to fix the size of the Board at seven members. If Velan’s proposals are approved by you, its handpicked candidates will take up five seats of a seven-member Board.

Your Board believes that Velan’s proposals are not in the best interests of the Company’s shareholders. Velan has not put forth a detailed plan for Progenics and if elected, its candidates would control the Board. Although they would be subject to their fiduciary duties under Delaware law and are purportedly independent of Velan, they would be in a position to advance Velan’s specific interests, which we believe may not be aligned with the interests of all of our shareholders because Velan only owns approximately 11.8% of the Company’s common stock. It is your Board’s belief that the five Velan nominees do not appear independent because Velan has indicated that it is going to implement a forthcoming plan for the Company and has seemingly wedded its nominees to an undisclosed plan before any of the directors have even been elected. Given that so little information has been disclosed, shareholders should further question if they can make a fully informed decision about whether Velan’s plan is the right plan for the Company and all shareholders. Further, Velan is seeking to reconstitute a majority of the Company's board with nominees who have no experience with Progenics at a crucial point in the Company's history. Meanwhile, Progenics has made significant progress in advancing its pipeline and commercializing its products under the leadership of your Board that has diligently worked toward maximizing shareholder value.  For example, after careful, months-long consideration, the Board has provided shareholders with the opportunity to vote on what the Board believes is a very compelling acquisition that the Board expects to generate enhanced revenue growth for shareholders by accelerating its pipeline progress and driving significant synergies. Alternatively, through costly distractions such as this consent solicitation, we believe that Velan is not acting in the best interests of all our shareholders.

Velan has repeatedly rebuffed your Board’s efforts to reach a mutually agreeable settlement. To avoid an expensive and disruptive proxy contest, your Board has made several attempts to reach an agreeable solution with Velan, including an offer to involve Velan in the Board’s refreshment process and other ongoing initiatives at Progenics. We believe that our latest offer balances our legitimate concerns over the past questionable business practices of Velan’s group members with its ability as a sizable shareholder to give valuable input into the composition of the Board. But Velan has refused to listen to our concerns and to work with us to find a path forward that allays those concerns.

We believe that your interests will be served best if your current Board and management continue to pursue the Company’s growth strategy and business plan. Under the current Board’s guidance, the Company is achieving significant progress in advancing life-saving treatments for cancer. In June 2019, the Company recorded its first commercial sales and completed the first administrations of commercial AZEDRA®, the first and only approved therapy in the United States to treat advanced and/or metastatic pheochromocytoma and paraganglioma. The Company has initiated the phase 2 trial of 1095, a radiotherapeutic for the treatment of prostate cancer, with the dosing of the first patient. Based on dialogue with the U.S. Food and Drug Administration (the “FDA”) and the early data emerging from this trial, the Company plans to evaluate initiating a pivotal trial of 1095 in 2020. We have completed enrollment ahead of schedule in the phase 3 CONDOR trial of PyL, the Company’s prostate cancer imaging agent. Based on discussions with the FDA, we believe that positive data from the phase 3 CONDOR trial and the previously reported OSPREY study could serve as the basis for a New Drug Application for PyL. In addition, we are a leading company in using artificial intelligence (“AI”) in treating prostate cancer. For example, Progenics initiated a collaboration that provides the VA Greater Los Angeles Healthcare System with access to the Company's AI platform for investigational use. This project is the nation's first collaborative effort to validate leading-edge machine learning tools for improving treatment management of veterans with prostate cancer and provides additional validation to Progenics' AI platform. With our acquisition of EXINI, a leader in the development of advanced artificial intelligence-based imaging analysis tools and other technologies, we expect our AI efforts to continue to generate significant revenues.

i

Your Board remains committed to considering all avenues to deliver enhanced shareholder value and always welcomes constructive input from all shareholders, including Velan. The members of our Nominating and Corporate Governance Committee, under the leadership of its new Chair, Bradley L. Campbell, recently concluded a shareholder outreach program to gather insights from shareholders regarding shareholder value creation. In addition, as previously announced on August 8, 2019, the Board has adopted a series of governance enhancements following the 2019 annual meeting of shareholders, including, among others, (i) accepting the resignations of Messrs. Crowley and Kishbauch, which will take effect on October 17, 2019 or such earlier time as the Board determines their responsibilities have been sufficiently transitioned to the remaining Board members, (ii) reconstituting the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee by adding more independent directors as members, (iii) enhancing Board committee duties by adopting amendments to the charters of the Audit Committee, the Nominating and Corporate Governance Committee and the Science Committee, (iv) adopting stock ownership guidelines for non-employee directors and executive officers, and (v) retaining Korn Ferry, a leading executive firm, to help identify a new Chair and new Board candidates with relevant business, commercial and development experience.

For the foregoing reasons, we strongly urge you to support your Board and reject Velan’s efforts to deliver control of the Company to a new board of directors that would be controlled by Velan’s handpicked director candidates.

This Consent Revocation Statement contains important information as to why and how you should submit the accompanying WHITE Consent Revocation Card to revoke any green consent card that you may have previously returned to Velan. We urge you to read this Consent Revocation Statement carefully.

Your experienced and qualified Board and management team continue to be focused on delivering value to our shareholders. You can defend against Velan’s efforts to take control of the Company through the following steps:

1.	Do not sign Velan’s green consent card;

2.

If you have signed Velan’s green consent card, you may revoke that consent by signing, dating and returning the enclosed WHITE Consent Revocation Card immediately in the pre-paid envelope provided; and

3.

Even if you have not signed Velan’s green consent card, you can show your support for your Board and fellow shareholders by signing, dating and returning the enclosed WHITE Consent Revocation Card in the pre-paid envelope provided.

Regardless of the number of shares of common stock of Progenics that you own, your revocation of consent is important. Please act today to help protect the interests of ALL shareholders. We greatly appreciate your cooperation and participation.

If you have any questions regarding this Consent Revocation Statement or about submitting your WHITE Consent Revocation Card, or otherwise require assistance, please contact:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, New York 10018

(212) 929-5500 or (800) 322-2885

Email: PGNX@mackenziepartners.com

Sincerely, The Board of Directors Progenics Pharmaceuticals, Inc.

Preliminary Consent Revocation Statement — Subject to Completion, Dated October 4, 2019

CONSENT REVOCATION STATEMENT

PROGENICS PHARMACEUTICALS, INC.

One World Trade Center, 47th Floor, Suite J

New York, New York 10007

September [__], 2019

CONSENT REVOCATION STATEMENT

BY THE BOARD OF DIRECTORS OF

PROGENICS PHARMACEUTICALS, INC.

IN OPPOSITION TO

A CONSENT SOLICITATION BY VELAN CAPITAL, L.P.

This Consent Revocation Statement and the enclosed WHITE Consent Revocation Card are furnished by the Board of Directors (the “Board”) of Progenics Pharmaceuticals, Inc., a Delaware corporation (the “Company” or “Progenics”), to the holders of outstanding shares of the Company’s common stock, par value $0.0013 per share (collectively, the “Common Stock”), in connection with the Board’s opposition to the solicitation of written shareholder consents (the “Velan Consent Solicitation”) by Velan Capital, L.P. and certain other entities and individuals (collectively, “Velan”). This Consent Revocation Statement and the enclosed WHITE Consent Revocation Card are first being mailed to shareholders on or about [__], 2019.

As you may be aware, Velan is attempting to gain control of your Board and the Company by asking you to remove three directors that you elected on July 11, 2019 at the Company’s 2019 annual meeting of shareholders and replace those seats, as well as the seats to be vacated by Peter J. Crowley and Michael D. Kishbauch, whose resignations will take effect on October 17, 2019 (or at such earlier time as the Board determines their responsibilities have been sufficiently transitioned to the remaining Board members), with a slate of five nominees handpicked by Velan. Velan proposes to do this by soliciting your consent to five proposals, each of which is described in this Consent Revocation Statement.

Your Board believes, for the reasons specified in this Consent Revocation Statement, that the commencement of the Velan Consent Solicitation is not in the best interests of shareholders. The Board believes that Velan’s proposals are intended to circumvent the Board’s business judgment and to divert the Company from the continued execution of its business strategy to create shareholder value. Your Board remains committed to considering any opportunities that may enhance shareholder value and acting in the best interests of all of the Company’s shareholders. Your directors were selected through processes designed to uphold good corporate governance and representation of all shareholders. These processes are described in detail in the Company’s annual proxy statement and this Consent Revocation Statement.

A consent in favor of the Velan Consent Solicitation would be a consent to remove without cause three of your experienced and duly elected directors from the Board and replace those directors, as well as fill the seats to be vacated by Peter J. Crowley and Michael D. Kishbauch, with five of Velan’s own nominees. In considering the Velan Consent Solicitation, the Board believes that it is important for the Company’s shareholders to recognize that Velan has not put forward any detailed plan for the Company and has no duty to act in the best interests of the Company’s shareholders (including when selecting potential nominees to serve on your Board).

Each member of your current Board was selected for nomination through a process designed to foster good corporate governance practices. Please see the discussion in this Consent Revocation Statement under the heading “Our Board of Directors—How We are Selected and Evaluated.”

We believe that your Board is in the best position to evaluate what action is in the best interests of the Company’s shareholders and to decide on a business strategy that will protect and enhance shareholder value. Therefore, we are soliciting the revocation of any consents that may have been given in response to the Velan Consent Solicitation.

YOUR BOARD UNANIMOUSLY OPPOSES THE VELAN CONSENT SOLICITATION. YOUR BOARD, WHICH IS COMPOSED PREDOMINANTLY OF INDEPENDENT DIRECTORS, IS COMMITTED TO ACTING IN THE BEST INTERESTS OF ALL OF THE COMPANY’S SHAREHOLDERS.

YOUR BOARD URGES THAT YOU DO NOT SIGN ANY GREEN CONSENT CARD SENT TO YOU BY VELAN. YOUR BOARD URGES YOU TO SIGN, DATE AND DELIVER THE WHITE CONSENT REVOCATION CARD INCLUDED WITH THESE MATERIALS.

If you have previously signed and returned Velan’s green consent card, you have every right to change your decision and revoke your consent. Whether or not you have signed the green consent card, we urge you to mark the “YES, REVOKE MY CONSENT” boxes on the enclosed WHITE Consent Revocation Card and to sign, date and mail the card in the postage-paid envelope provided. Although submitting a consent revocation will not have any legal effect if you have not previously submitted a consent card, it will help us keep track of the progress of the consent process. Regardless of the number of shares you own, it is important for you to deliver a WHITE Consent Revocation Card. Please act today and have your voice heard regarding the future of your Company.

If your shares are held in “street name,” only your broker, bank or other nominee can exercise your right to revoke a consent with respect to your shares. Please contact your broker, bank or other nominee and instruct it to submit a WHITE Consent Revocation Card on your behalf today.

In accordance with Delaware law and the Company’s By-laws, the Board has set October 7, 2019 as the record date (the “Record Date”) for the determination of the Company’s shareholders who are entitled to execute, withhold or revoke consents relating to the Velan Consent Solicitation. Only holders of record as of the close of business on the Record Date may execute, withhold or revoke consents with respect to the Velan Consent Solicitation. As of the Record Date, there were [__] shares of Common Stock outstanding. Each share as of the Record Date will be entitled to one vote.

If you have any questions about giving your consent revocation or require any assistance, please contact:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, New York 10018

(212) 929-5500 or (800) 322-2885

Email: PGNX@mackenziepartners.com

By order of the Board of Directors, Patrick Fabbio Secretary New York, New York [__], 2019

PROGENICS PHARMACEUTICALS, INC.

One World Trade Center, 47th Floor, Suite J

New York, New York 10007

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF CONSENT REVOCATION MATERIALS

The consent revocation materials for the Company’s solicitation of consent revocations, including this Consent Revocation Statement, are available on our website at www.progenics.com. Information on our website does not constitute part of the Company’s consent revocation materials.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Consent Revocation Statement contains projections and other “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements contained in this Consent Revocation Statement that refer to Progenics’ estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Progenics’ current perspective of existing trends and information as of the date of this communication and include statements regarding Progenics’ strategic and operational plans and delivering value for shareholders. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “should,” “estimate,” “expect,” “forecast,” “outlook,” “guidance,” “intend,” “may,” “might,” “will,” “possible,” “potential,” “predict,” “project,” or other similar words, phrases or expressions. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the costs and management distraction attendant to a proxy contest or consent solicitation; the risks associated with the consummation of the merger with Lantheus Holdings, Inc., including, but not limited to, the risk that the merger will not be consummated within the expected time period or at all; market acceptance for approved products; the risk that the commercial launch of AZEDRA may not meet revenue and income expectations; the cost, timing and unpredictability of results of clinical trials and other development activities and collaborations; the unpredictability of the duration and results of regulatory review of New Drug Applications (NDA) and Investigational NDAs; the inherent uncertainty of outcomes in the intellectual property disputes such as the dispute with the University of Heidelberg regarding PSMA-617; our ability to successfully develop and commercialize products that incorporate licensed intellectual property; the effectiveness of the efforts of our partners to market and sell products on which we collaborate and the royalty revenue generated thereby; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; possible product safety or efficacy concerns, general business, financial, regulatory and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the Securities and Exchange Commission (the “SEC”), including those risk factors included in its Annual Report on Form 10-K for the year ended December 31, 2018, as updated in its subsequent Quarterly Reports on Form 10-Q. Progenics is providing the information in this Consent Revocation Statement as of its date and, except as expressly required by law, Progenics disclaims any intent or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or circumstances or otherwise.

DESCRIPTION OF THE VELAN CONSENT SOLICITATION

As set forth in its consent solicitation materials filed with the SEC, Velan is soliciting consents in favor of the following proposals:

(1) repeal any provision of the By-Laws of the Company in effect at the time this proposal becomes effective, including any amendments thereto, which were not included in the By-laws that were in effect as of April 1, 2019 and were filed with the SEC on April 1, 2019 (the “Bylaw Restoration Proposal”);

(2) remove without cause three members of the Board: Mark R. Baker, David A. Scheinberg and Nicole S. Williams and, in addition, any person (other than those elected by the Velan Consent Solicitation) nominated, elected or appointed to the Board to fill any vacancy on the Board or any newly-created directorships on or after September 18, 2019 and prior to the time that any of the actions proposed to be taken by the Velan Consent Solicitation become effective, including any director appointed or designated by the Board to fill any vacancy to be caused by the resignations of Peter J. Crowley and Michael D. Kishbauch, effective October 17, 2019 or at such earlier time as the Board determines their responsibilities have been sufficiently transitioned to the remaining Board members (such vacancies, the “October Vacancies”) (the “Removal Proposal”);

(3) amend Article IV, Section 4.04 of the By-laws to provide that when one or more directors shall resign from the Board, effective at a future date, either shareholders or a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies (the “Future Vacancy Proposal”);

(4) amend Article IV, Section 4.01 of the By-laws to fix the size of the Board at seven members (the “Board Size Proposal”); and

(5) elect Velan’s five nominees: Gérard Ber, Eric J. Ende, Ann MacDougall, Heinz Mäusli and David W. Mims (each a “Velan Nominee” and collectively, the “Velan Nominees”), to serve as directors of the Company until the Company’s 2020 annual meeting of shareholders and until their successors are duly elected and qualified (or, if any such Velan Nominee is unable or unwilling to serve as a director of the Company, any other person designated as a nominee by the remaining Velan Nominee or Velan Nominees) (the “Election Proposal” and together with the Bylaw Restoration Proposal, the Removal Proposal, the Future Vacancy Proposal and the Board Size Proposal, the “Velan Consent Proposals”).

A consent in favor of the Velan Consent Proposals would, among other things, be a consent to remove, without cause, three of your duly elected Board members and replace those seats, as well as the seats to be vacated by Messrs. Crowley and Kishbauch, with the Velan Nominees.

REASONS TO REJECT THE VELAN CONSENT PROPOSALS

The Velan Consent Proposals would, among other things, remove three of your duly elected Board members and replace those seats, as well as the seats to be vacated by Messrs. Crowley and Kishbauch, with the Velan Nominees. The Board strongly believes that Velan is conducting a distracting and value-destructive consent solicitation campaign at a critical time in the Company’s development and that Velan’s Consent Solicitation is not in the best interests of all shareholders. As outlined below, there are several reasons to reject the Velan Consent Proposals.

Velan is Seeking to Take Control of Progenics and Its Interests Are Not Necessarily Aligned with the Interests of the Other Shareholders.

●

Velan is seeking to gain control of the Company even though it only owns approximately 11.8% of the Company’s common stock. Your Board believes that control of the Company belongs to all shareholders as represented by their elections of directors at each annual meeting, rather than to a minority shareholder such as Velan who has no detailed strategic plan for Progenics and may have interests different from the best interests of all of the Company’s shareholders.

●

Your Board believes that control of the Company belongs to all shareholders as represented by their elections of directors at each annual meeting. Velan is attempting to gain control of your Board by asking you to remove three directors that you elected on July 11, 2019 at the Company’s 2019 annual meeting of shareholders (the “2019 Annual Meeting”) and replace those seats, as well as the seats to be vacated by Peter J. Crowley and Michael D. Kishbauch, whose resignations will take effect on October 17, 2019 or such earlier time as the Board determines their responsibilities have been sufficiently transitioned to the remaining Board members, with a slate of five nominees handpicked by Velan.

●

As shareholders of the Company, you are expected by Velan to fund its campaign to gain control of the Company. Velan admits in its own preliminary consent solicitation statement that it intends to seek reimbursement from the Company of all expenses it incurs in connection with the Velan Consent Solicitation and does not intend to submit the question of such reimbursement to a vote of all of the Company’s shareholders.

Your Board Has Sought to Constructively Engage with Velan.

●

Both before and after the Company’s 2019 Annual Meeting, the Company has engaged with Velan in good faith and has made numerous and reasonable settlement proposals to avoid a costly and distracting proxy contest and consent solicitation.

●

Velan has repeatedly rebuffed your Board’s efforts to reach a mutually agreeable settlement. To avoid expensive and disruptive shareholder campaigns, your Board has made several attempts to reach an agreeable solution with Velan, including an offer to involve Velan in the Board’s refreshment process and other ongoing initiatives at Progenics such as the retention of Korn Ferry to help identify new board candidates with relevant business, commercial and development expertise.

●

As recently as September 11, 2019, the Company offered to appoint two new independent directors designated by Velan and a third, mutually agreeable independent director from the pool of candidates identified by Korn Ferry, as well as to appoint a new Chair elected by at least six of the seven directors of the newly reconstituted Board. All of the three new independent directors would be eligible to serve on Board committees and one of Velan’s newly appointed directors would serve on the Compensation Committee. The Company’s proposal also included a standstill provision that would remain in effect through the 2020 annual meeting of shareholders.

Your Board Believes It Is in the Best Position to Serve the Interests of ALL of Progenics’ Shareholders

●

Each of the three directors that Velan is seeking to remove — Mark R. Baker, David A. Scheinberg and Nicole S. Williams — has experience critical to the Company as well as a deep understanding of Progenics, including its products, milestones, partnerships and revenue opportunities. We believe that these directors, along with the other duly-elected members, are in the best position to successfully commercialize our products to generate long-term value for the Company’s shareholders.

●

Your Board and management team are committed to enhancing the value of your investment in Progenics.  Recently, your Board has engaged in a careful, months-long deliberation process that has yielded a proposed merger with Lantheus Holdings, Inc. (“Lantheus”).  Your Board believes that shareholder interests would be best served by focusing on completion of the pending transaction between the Company and Lantheus. Pursuant to the agreement between the parties, Lantheus will acquire all of the issued and outstanding shares of the Company’s common stock and you will be entitled to receive 0.2502 share of Lantheus stock for each share of the Company’s common stock. The transaction is expected to close in the first quarter of 2020, subject to approval by the shareholders of Lantheus and Progenics, regulatory approvals and customary closing conditions.  Your Board believes the proposed transaction is fair to and in the best interests of all shareholders and will give shareholders the opportunity to participate in the long-term growth of the combined company.  Specifically, your Board expects the proposed merger will diversify revenue streams, enhance cash flow generation and position the combined company for sustainable, long-term and profitable growth. Such positive results are anticipated because the proposed merger leverages Lantheus' long-standing expertise in complex manufacturing, supply chain and commercial excellence, with Progenics' three-leading FDA approved products, clinical pipeline and development capabilities.

●

Under the current Board’s guidance, the Company is achieving significant progress in advancing life-saving treatments for cancer. In June 2019, the Company recorded its first commercial sales and completed the first administrations of commercial AZEDRA, the first and only approved therapy in the United States to treat advanced and/or metastatic pheochromocytoma and paraganglioma. The Company has initiated the phase 2 trial of 1095, a radiotherapeutic for the treatment of prostate cancer, with the dosing of the first patient. Based on dialogue with the U.S. Food and Drug Administration (the “FDA”) and the early data emerging from this trial, the Company plans to evaluate initiating a pivotal trial of 1095 in 2020. We have completed enrollment ahead of schedule in the phase 3 CONDOR trial of PyL, the Company’s prostate cancer imaging agent. Based on discussions with the FDA, we believe that positive data from the phase 3 CONDOR trial and the previously reported OSPREY study could serve as the basis for a New Drug Application for PyL. In addition, we are a leading company in using artificial intelligence (“AI”) in treating prostate cancer. With our acquisition of EXINI, a leader in the development of advanced artificial intelligence-based imaging analysis tools and other technologies, we expect our AI efforts to continue to generate significant revenues.

●

Our Nominating and Corporate Governance Committee, under the leadership of its new Chair, Bradley L. Campbell, recently concluded a shareholder outreach program to gather insights from shareholders regarding shareholder value creation. In addition, as previously announced on August 8, 2019, the Board has adopted a series of governance enhancements following the 2019 Annual Meeting, including, among others, (i) accepting the resignations of Messrs. Crowley and Kishbauch, which will take effect on October 17, 2019 or such earlier time as the Board determines their responsibilities have been sufficiently transitioned to the remaining Board members, (ii) reconstituting the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee by adding more independent directors as members, (iii) enhancing Board committee duties by adopting amendments to the charters of the Audit Committee, the Nominating and Corporate Governance Committee and the Science Committee, (iv) adopting stock ownership guidelines for non-employee directors and executive officers, and (v) retaining Korn Ferry, a leading executive firm, to help identify a new Chair and new Board candidates with relevant business, commercial and development experience.

FOR THE FOREGOING REASONS, YOUR BOARD STRONGLY BELIEVES THAT THE VELAN CONSENT PROPOSALS ARE NOT IN THE BEST INTERESTS OF THE COMPANY’S SHAREHOLDERS.

In addition to the reasons provided above, the Board believes you should reject each proposal for the following reasons.

Proposal 1 (Bylaw Restoration Proposal): We recommend rejection of Proposal 1 because this proposal is speculative and is designed to nullify unspecified provisions of the By-laws that may be adopted by the Board acting in its best judgment for reasons unrelated to the Velan Consent Solicitation. The automatic repeal of any duly adopted Bylaw amendment, irrespective of its content, could have the undesired effect of repealing one or more properly adopted Bylaw amendments determined by the Board to be in the best interests of the Company and its shareholders, even if unrelated to the Velan Consent Solicitation. For example, your Board recently amended the Company’s bylaws on October 1, 2019 to include an exclusive forum provision (the “Exclusive Forum Provision”).  The Exclusive Forum Provision provides that, among other things, unless Progenics consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for certain actions and proceedings involving the Company.  The Board determined that the adoption of the Exclusive Forum Provision was in the best interests of the Company and its shareholders because, among other reasons it will (1) focus any future litigation covered by the provision in one jurisdiction, avoiding the unnecessary risk, uncertainty and expense from concurrent multi-jurisdictional litigation, and (2) help to ensure that cases are heard by judges who are experienced in applying the law of that jurisdiction, which can enhance speed and predictability of litigation. The provision does not preclude any type of legal actions against the Company or its directors, officers or other employees, or limit or adversely impact any property right vested in the Company’s shareholders. Rather, the Exclusive Forum provision directs certain legal actions to a single jurisdiction, with the goal of promoting the efficiency and effective resolution of those legal actions. A copy of the Exclusive Forum Provision is available as Exhibit 3.2 to our Current Report on Form 8-K, as filed with the SEC on October 2, 2019.

Proposal 2 (Removal Proposal): We recommend rejection of Proposal 2 because we believe that Mark R. Baker, David A. Scheinberg and Nicole S. Williams, the three current members of the Board targeted by Proposal 2, have a deep understanding of the Company’s business and are committed to maximizing the Company’s value for the benefit of all of its shareholders, not just Velan. Further, the Company recently held its 2019 Annual Meeting, in which shareholders elected Messrs. Baker and Scheinberg and Ms. Williams by a majority vote. Additionally, the vacancies resulting from the resignation of Messrs. Crowley and Kishbauch should not be filled by Velan, a shareholder that has not put forward any detailed plans for Progenics and has no duty to act in the best interests of Progenics’ shareholders.

Proposal 3 (Future Vacancy Proposal): We recommend rejection of Proposal 3 because shareholders such as Velan have no duty to act in the best interests of all of Progenics’ shareholders in determining Progenics’ strategic direction or when selecting potential nominees to serve on your Board. Our Director Nominations Policy, which is administered by our Nominating and Corporate Governance Committee, ensures that nominations for director are aligned with Progenics’ strategic goals and will maximize shareholder value. Each member of the Board is selected for nomination through a process designed to foster good corporate governance practices. For further information, please see the discussion in this Consent Revocation Statement under the heading “Our Board of Directors—How We are Selected and Evaluated.” In contrast, the Velan Nominees have been selected solely by Velan, without the benefit of a thorough evaluation process. Velan has no obligation to identify nominees who will act in the best interests of the Company and its shareholders.

Proposal 4 (Board Size Proposal): We recommend rejection of Proposal 4 because we do not believe that restricting the size of the Board is in the best interests of our shareholders. Under the current By-Laws, the number of directors may be increased or reduced by our shareholders or a majority of the directors in office at any time during the year. Capping the Board to its current size in the By-Laws creates an unnecessary hurdle for a future attempt by our shareholders to change the size of the Board because as contemplated by Velan’s proposal, a By-Law amendment would be required if our shareholders want to change the size of the Board.

Proposal 5 (Election Proposal): We recommend rejection of Proposal 5 because we do not believe that the election of the Velan Nominees will maximize value for all shareholders. Further, your Board has articulated a strategic plan based on its wide range of expertise and experience with the Company and is committed to regularly reviewing all options that have the potential to enhance shareholder value. Conversely, if all Velan Nominees were to be elected, this would result in five of seven directors with no prior experience with the Company serving on the Board.

WE URGE SHAREHOLDERS TO REJECT THE VELAN CONSENT SOLICITATION AND REVOKE ANY CONSENT PREVIOUSLY SUBMITTED TODAY.

DO NOT DELAY. IN ORDER TO HELP ENSURE THAT THE CURRENT BOARD IS ABLE TO ACT IN YOUR BEST INTERESTS, PLEASE SIGN, DATE AND RETURN THE ENCLOSED WHITE CONSENT REVOCATION CARD TODAY.

BACKGROUND OF THE VELAN CONSENT SOLICITATION

This section outlines material discussions and contacts the Company has had with representatives of Velan from November 27, 2018 to [__], 2019.

On November 27, 2018, Velan requested a brief phone call with Mark R. Baker, Chief Executive Officer (“CEO”) and a director of the Company.

On February 18, 2019, Balaji Venkataraman, as Managing Partner of Velan, submitted a letter to the Board. The letter informed the Board of Velan’s ownership of the Company’s stock and described Velan’s views regarding the Company’s product candidate 1095, the AZEDRA manufacturing and supply chain, AZEDRA’s commercial launch, and other operational and financial matters relating to the Company.

On February 22, 2019, Mr. Crowley, the Board Chair, delivered a letter to Mr. Venkataraman confirming receipt of Mr. Venkataraman’s letter, noting that the Board would review the letter and consider Mr. Venkataraman’s comments.

On March 7, 2019, Mr. Venkataraman submitted a letter to the attention of the Board and Corporate Secretary requesting copies of the questionnaire and form of representation and agreement contemplated by Section 3.05(b) of the Company’s By-Laws in connection with shareholder nominations of candidates for election to the Board. The letter indicated that Velan might nominate candidates for the Board or solicit our shareholders to “withhold” their votes from the directors nominated by the Board for election at the 2019 Annual Meeting.

On March 8, 2019, Mr. Crowley responded to Mr. Venkataraman’s March 7, 2019 letter, proposing a meeting between himself, Velan and Mr. Baker.

On March 11, 2019, the Company provided copies of the questionnaire and form of representation and agreement, as requested by Mr. Venkataraman.

On March 13, 2019, Mr. Crowley and Mr. Venkataraman spoke by phone to discuss, among other things, the views expressed by Mr. Venkataraman regarding the Company and Velan’s intentions with respect to the 2019 Annual Meeting.

On March 15, 2019, the deadline under the Company’s By-Laws for eligible shareholders to provide the Company notice of the shareholder’s intention to nominate directors, Velan submitted to the Company a Notice of Director Nominations, in which Velan purported to notify the Company of its nomination of six individuals (the “Prior Velan Nominees”) for election to the Company’s Board.

On March 25, 2019, Mr. Crowley and Mr. Baker met in person with Mr. Venkataraman to further discuss the views expressed by Mr. Venkataraman regarding the Company.

On March 27, 2019, Mr. Venkataraman delivered a letter to Mr. Crowley and Mr. Baker, noting that he thought the meeting on March 25, 2019 seemed like a step in the wrong direction and that the Prior Velan Nominees would bring benefits to all stakeholders. Attached to the letter was a slide deck that outlined Velan’s views of Progenics.

On April 4, 2019, Mr. Crowley sent a letter to Velan confirming receipt of Mr. Venkataraman’s March 27, 2019 letter.

On April 5, 2019, Velan filed with the SEC a Schedule 13D to report that, as of April 4, 2019, Velan collectively beneficially owned an aggregate of 6,233,796 shares, constituting approximately 7.4% of Common Stock outstanding.

On April 7, 2019, the Company’s Corporate Secretary contacted Mr. Venkataraman to request in-person meetings between the individuals named in Velan’s Notice of Director Nominations and the members of the Nominating and Corporate Governance Committee. Between April 7 and April 15, 2019, the Corporate Secretary exchanged further emails with Mr. Venkataraman or his representatives confirming a schedule for the meetings.

On April 15, 2019, the Company’s Corporate Secretary delivered a letter to Mr. Venkataraman, in which the Company (i) confirmed the schedule for interviews of the Prior Velan Nominees to be conducted by the Company’s Nominating and Corporate Governance Committee and (ii) indicated that a review of the Company’s record holder list did not show Velan as a shareholder of record as of the time its Notice of Director Nominations was given and requested that Velan provide an explanation as to how the Notice of Director Nominations complied with the Company’s By-Laws without meeting this requirement.

On April 16, 2019, Velan’s outside counsel, Mayer Brown LLP, delivered a letter on behalf of Velan to the Company’s Corporate Secretary, in which it confirmed that Velan’s shares were held in “street name” only at the time the Notice of Director Nominations was given.

On April 18, 2019, the Company’s Nominating and Corporate Governance Committee held a telephonic meeting with Dr. Virinder Nohria, a Prior Velan Nominee, to discuss Dr. Nohria’s potential qualifications for serving on the Board.

On April 19, 2019, the Company’s Nominating and Corporate Governance Committee held an in-person meeting with Mr. Ryan Melkonian, a Prior Velan Nominee, to discuss Mr. Melkonian’s potential qualifications for serving on the Board.

On April 22, 2019, the Company’s outside counsel, O’Melveny & Myers LLP, delivered a letter on behalf of the Company to Velan and Mayer Brown LLP, notifying Velan that its Notice of Director Nominations failed to comply with Section 3.05 of the Company’s By-Laws because Velan was not a shareholder of record at the time of giving such notice. Accordingly, the Company notified Velan that Velan does not have the right to nominate any candidates for election to the Board at the 2019 Annual Meeting and that the Prior Velan Nominees are not eligible for election to the Board at the 2019 Annual Meeting. A copy of this letter is available as Exhibit 99.1 to our Current Report on Form 8-K, as filed with the SEC on April 22, 2019.

On April 24, 2019, the Company’s Nominating and Corporate Governance Committee held an in-person meeting with Mr. Venkataraman, a Prior Velan Nominee, to discuss Mr. Venkataraman’s potential qualifications for serving on the Board. During such meeting, Mr. Venkataraman provided a revised proposal to the Company since Velan’s notice failed to comply with the Company’s By-Laws, and requested a response from the Company by April 25, 2019.

On April 24, 2019, the Company’s Nominating and Corporate Governance Committee held separate in-person meetings with each of the remaining Prior Velan Nominees, Matthew Heck, Deepak Sarpangal and Terence Cooke, to discuss each nominee’s potential qualifications for serving on the Board.

On April 25, 2019, Mr. Crowley delivered a letter to Velan, thanking the Prior Velan Nominees for meeting with members of the Company’s Nominating and Corporate Governance Committee and noting the Board’s intention to discuss Velan’s proposal and provide a response expeditiously.

On April 25, 2019, following the delivery of Mr. Crowley’s letter to Velan, outside counsel for each of Velan and the Company engaged in various discussions regarding the Company’s responses to Velan’s requests. Velan requested that the Company respond to its revised proposal no later than May 3, 2019.

On April 30, 2019, Velan delivered a letter to the Company, demanding the inspection of certain books, records and documents of the Company pursuant to Section 220 of the Delaware General Corporation Law.

On May 1, 2019, Velan filed Amendment No. 1 to the Schedule 13D to report that, as of April 30, 2019, Velan collectively beneficially owned an aggregate of 7,679,578 shares, constituting approximately 9.1% of the Company’s Common Stock.

On May 3, 2019, Vinson & Elkins L.L.P., the Company’s outside counsel, delivered the Company’s response to Velan’s proposal to Olshan Frome Wolosky LLP, Velan’s outside counsel. Olshan Frome Wolosky LLP shortly thereafter informed Vinson & Elkins L.L.P. that Velan refused to respond to the Company.

On May 7, 2019, the Company responded to Velan’s letter of April 30, 2019 by agreeing to make available information requested by Velan.

Between May 7, 2019 and May 30, 2019, the Company and Velan each filed preliminary proxy statements, amendments thereto, and definitive proxy statements, in each case with respect to the 2019 Annual Meeting. During this period and the subsequent period leading up to the 2019 Annual Meeting, the Company and Velan each filed various press releases and shareholder letters in connection with the 2019 Annual Meeting.

On July 11, 2019, the Company held its 2019 Annual Meeting. In accordance with the Company’s By-laws, Peter J. Crowley and Michael D. Kishbauch each submitted a contingent resignation to the Board as disclosed in the Company’s Current Report on Form 8-K filed with the SEC on July 17, 2019, and as amended on July 22, 2019.

On July 12, 2019, the Company issued a press release announcing the preliminary voting results of the 2019 Annual Meeting, which noted that Progenics directors Mark R. Baker, Bradley L. Campbell, Karen J. Ferrante, David A. Scheinberg and Nicole S. Williams received a majority of the votes cast at the 2019 Annual Meeting, and Messrs. Crowley and Kishbauch did not.

On July 15, 2019, following the 2019 Annual Meeting, Mr. Baker, CEO and a director of the Company, and Mr. Campbell, a director of the Company, participated in a call with representatives of Velan in which the results of the 2019 Annual Meeting were discussed.

On July 19, 2019, the independent inspector of election for the 2019 Annual Meeting delivered its final report to the Company. The report confirmed that all the Company nominees for the Board other than Messrs. Crowley and Kishbauch received a majority of the votes cast. The report also indicated that the Company’s shareholders ratified the Company’s proposal to appoint Ernst & Young LLP as the Company’s independent registered public accounting firm for 2019 and approved, on an advisory basis, the compensation of the Company’s named executive officers.

On July 22, 2019, the Company filed an amendment to its Current Report on Form 8-K filed on July 17, 2019, disclosing the final voting results of the 2019 Annual Meeting. Velan later issued a press release announcing the certified voting results of the 2019 Annual Meeting.

On July 26, 2019, counsel for Velan contacted counsel for Progenics to discuss a revised settlement proposal from Velan. Under the new proposal, among other things, the Board would accept the resignations of Messrs. Crowley and Kishbauch; Velan would have the right to designate two directors to the Board, and the Company and Velan would jointly designate a third director; the Company would adopt stock ownership guidelines for directors; Velan would agree to a standstill lasting until 30 days before the nomination window opens for the Company’s 2020 annual meeting of shareholders. Following a discussion with counsel, the Company subsequently decided not to accept the proposal in part because it would not eliminate the possibility of another expensive and distracting proxy fight with Velan next year.

On August 7, 2019, in accordance with the Company’s By-Laws and the recommendation of the Nominating and Corporate Governance Committee, the Board accepted the resignations of Messrs. Crowley and Kishbauch, with an effective date of October 17, 2019, 90 days following the certification of the voting results for the 2019 Annual Meeting. The resignations could also take effect sooner if the Board determines the responsibilities of Messrs. Crowley and Kishbauch have been sufficiently transitioned to the remaining Board members.

On August 8, 2019, the Company announced the Board’s acceptance of the resignations of Messrs. Crowley and Kishbauch, the reconstitution of the Board committees, certain amendments to committee charters and the adoption of stock ownership guidelines for non-employee directors and executive officers. The Company also announced that the members of the reconstituted Nominating and Corporate Governance Committee would be reaching out to shareholders to solicit feedback regarding shareholder value creation. The Company’s announcement also welcomed shareholder input on new Board candidates.

On August 12, 2019, Velan issued a press release in response to the Company’s Q2 2019 financial results, noting its intention to take action on behalf of all shareholders, including by seeking to remove and replace members of the Board.

On August 15, 2019, counsel for Velan sent a letter to Patrick Fabbio, the Secretary of Progenics, requesting a copy of documentation set forth in the By-laws as well as confirmation that certain documentation set forth in the By-laws remained unchanged since the 2019 Annual Meeting.

On August 19, 2019, Mr. Fabbio provided Velan’s counsel with the documentation requested on August 15, 2019.

On August 26, 2019, Velan delivered a letter to the Board, notifying the Board of its plan to file a Schedule 13D amendment and its intention to file a consent solicitation. Following the delivery of such letter, Velan filed Amendment No. 2 to Schedule 13D with the SEC, reporting that as of August 26, 2019 Velan collectively beneficially owned an aggregate of 9,453,672 shares of Common Stock, constituting approximately 10.9% of the shares of Common Stock outstanding. The amended Schedule 13D also disclosed Velan’s intention to reconstitute the Progenics Board through a consent solicitation.

On August 27, 2019, Messrs. Baker and Campbell delivered a letter to Velan, explaining the Company’s ongoing shareholder outreach effort in response to Velan’s letter to the Company dated August 26, 2019. Messrs. Baker and Campbell noted the Board’s implementation of a number of governance enhancements and that the Board was in the process of engaging with shareholders to methodically hear their feedback regarding board composition, the Company’s governance practices and paths to shareholder value creation, more generally. A copy of this letter is available as Exhibit 99.1 to our Current Report on Form 8-K, as filed with the SEC on August 28, 2019.

On September 8, 2019, Velan delivered a letter to the Board outlining its latest settlement proposals.

On September 11, 2019, the Company delivered a letter to the Velan, which offered to appoint two new independent directors designated by Velan and a third independent director mutually selected by the Company and Velan from the pool of candidates identified by Korn Ferry, as well as to appoint a new Chair once the Board is reconstituted with at least six out of the seven directors agreeing to the appointment. The Company’s proposal also included a standstill provision that would remain in effect until the day following the 2020 annual meeting of shareholders.

On September 16, 2019, Velan delivered a letter to the Board, requesting, among other things, the retirement or resignation of Mr. Baker.

On September 18, 2019, Velan filed a preliminary consent solicitation statement on Schedule 14A with the SEC to, among other things, solicit written consents from the Company’s shareholders to remove three duly elected members of Progenics’ Board and fill those board seats, as well as the seats to be vacated by Messrs. Crowley and Kishbauch, with the Velan Nominees. Velan’s preliminary consent solicitation disclosed that Velan collectively beneficially owned an aggregate of 10,161,733 shares of Common Stock, constituting approximately 11.8% of the shares of Common Stock outstanding.

Also on September 18, 2019, Velan delivered to the Secretary of Progenics written notice of the Velan Consent Proposals and an executed written consent in support of the Velan Consent Proposals, along with a request for the Company to establish a record date to determine the Progenics shareholders entitled to consent to the corporate actions set forth in the Velan Consent Proposals in writing in lieu of a meeting of shareholders of the Company.

On September 19, 2019, Velan filed Amendment No. 3 to Schedule 13D with the SEC, reporting that as of September 19, 2019, Velan collectively beneficially owned an aggregate of 10,161,733 shares of Common Stock, constituting approximately 11.8% of the shares of Common Stock outstanding.

On September 19, 2019, Velan delivered a letter to the Company, demanding the inspection of certain books, records and documents of the Company pursuant to Section 220 of the Delaware General Corporation Law.

On September 23, 2019, Velan delivered an additional letter to the Company, demanding the inspection of certain books, records and documents of the Company pursuant to Section 220 of the Delaware General Corporation Law.

On September 25, 2019, the Company filed its preliminary consent revocation statement on Schedule 14A with the SEC.

On September 26, 2019, the Company responded to Velan’s September 19 demand and agreed to provide the books and records requested by Velan. The Company and Velan entered into a confidentiality agreement, under which Velan agreed to keep the information provided by the Company confidential.

On September 28, 2019, the Company confirmed to Velan that the Board had adopted a record date for determining the shareholders entitled to consent to the actions set forth in the Velan Consent Proposals and that such record date would be made available through public disclosure to all shareholders.

On September 30, 2019, Velan filed Amendment No. 1 to its preliminary consent solicitation statement.

Also on September 30, 2019, the Company responded to Velan’s September 23 letter, offering to provide certain information in response to Velan’s request.

On October 2, 2019, the Company entered into an agreement with Lantheus pursuant to which Lantheus would acquire all of the outstanding shares of the Company’s common stock. The Company announced the proposed transaction through a joint press release with Lantheus and also disclosed the details of the transaction in a Form 8-K filed on that day.

Also on October 2, 2019, Velan delivered to the Company a supplemental request in connection with its September 23 letter, demanding inspection of certain additional books, records and documents of the Company pursuant to Section 220 of the Delaware General Corporation Law.

Also on October 2, 2019, Velan issued a press release expressing its views about the Lantheus transaction.

On October 4, 2019, the Company filed this Amendment No. 1 to its preliminary consent revocation statement on Schedule 14A with the SEC.

QUESTIONS AND ANSWERS ABOUT THIS CONSENT REVOCATION STATEMENT

YOUR BOARD URGES YOU NOT TO SIGN ANY GREEN CONSENT CARD SENT TO YOU BY VELAN BUT INSTEAD TO SIGN AND RETURN THE WHITE CONSENT REVOCATION CARD INCLUDED WITH THESE MATERIALS.

Q:	WHO IS MAKING THIS SOLICITATION FOR CONSENT REVOCATION?

A:	Your Board.

Q:	WHAT ARE WE ASKING YOU TO DO?

A:

You are being asked to revoke any consent that you may have delivered in favor of the five (5) proposals described in the Velan Consent Solicitation Statement and, by doing so, preserve the current composition of your Board, which will continue to act in your best interests.

Q:	WHAT IS A CONSENT SOLICITATION?

A:

Under Delaware law and our organizational documents, shareholders may act without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action to be taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Q:	WHAT IS THE BOARD’S POSITION WITH RESPECT TO THE VELAN CONSENT PROPOSALS?

A:

Your Board strongly believes that the solicitation being undertaken by Velan is simply an attempt to disrupt our ongoing process for recruiting our new directors so that the candidates selected solely by Velan can be installed. Your Board strongly believes that the solicitation being undertaken by Velan is not in the best interests of all of the Company’s shareholders for the reasons described above in Reasons to Reject the Velan Consent Proposals.

Q:	WHAT DOES THE BOARD RECOMMEND?

A:	Your Board unanimously opposes the Velan Consent Solicitation and urges shareholders to reject the solicitation and revoke any consent previously submitted.

Q:	IF I HAVE ALREADY DELIVERED A CONSENT, IS IT TOO LATE FOR ME TO CHANGE MY MIND?

A:

No. Until the requisite number of duly executed, unrevoked consents are delivered to the Company in accordance with Delaware law and the Company’s organizational documents, the consents will not be effective. At any time prior to the consents becoming effective, you have the right to revoke your consent by delivering a WHITE Consent Revocation Card.

Q:	WHEN WILL THE CONSENTS BECOME EFFECTIVE?

A:

Under Delaware law, the Velan Consent Proposals will become effective if valid, unrevoked consents signed by the holders of a majority of the shares of Common Stock outstanding as of the Record Date are delivered to the Company within 60 days of the earliest-dated consent delivered to the Company. Under Delaware law, the Velan Consent Proposals will become effective if valid, unrevoked consents signed by the holders of a majority of the shares of Common Stock outstanding as of the Record Date are delivered to the Company within 60 days of the earliest-dated consent delivered to the Company. Velan delivered a signed written consent to the Company on September 18, 2019 that is dated that date and, accordingly, the Velan Consent Proposals will become effective if valid, unrevoked consents signed by the holders of a majority of the shares of Common Stock outstanding as of the Record Date are delivered to the Company no later than November 17, 2019.

Q:	WHAT IS THE EFFECT OF DELIVERING A WHITE CONSENT REVOCATION CARD?

A:

By marking the “YES, REVOKE MY CONSENT” or “ABSTAIN” boxes on the enclosed WHITE Consent Revocation Card and signing, dating and mailing the card in the postage-paid envelope provided, you will revoke any earlier dated consent that you may have delivered to Velan. Even if you have not submitted Velan’s green consent card, we urge you to submit a WHITE Consent Revocation Card as described above. Although submitting a WHITE Consent Revocation Card will not have any legal effect if you have not previously submitted Velan’s green consent card, we urge you to submit a WHITE Consent Revocation Card because it will help us keep track of the consent process.

Q:	WHAT SHOULD I DO TO REVOKE MY CONSENT?

A:

Mark the “YES, REVOKE MY CONSENT” boxes next to each proposal listed on the enclosed WHITE Consent Revocation Card. Then, sign and date the WHITE Consent Revocation Card and return it TODAY or as soon as possible in the envelope provided. It is important that you sign and date the WHITE Consent Revocation Card.

Q:	WHAT HAPPENS IF I DO NOTHING?

A:	If you do not send in any consent that Velan may send you and do not return the enclosed WHITE Consent Revocation Card, it will have the effect of your not consenting to the Velan Consent Proposals.

Q:	WHAT HAPPENS IF THE VELAN CONSENT PROPOSALS PASS?

A:

If unrevoked consents representing a majority of Common Stock outstanding as of the Record Date are delivered to us by November 17, 2019, three of your experienced and duly elected directors from the Board, as well as the seats to be vacated by Peter J. Crowley and Michael D. Kishbauch, will be filled with the Velan Nominees and the Velan Nominees would then control Progenics.

Q:	WHO IS ENTITLED TO CONSENT, WITHHOLD CONSENT OR REVOKE A PREVIOUSLY GIVEN CONSENT WITH RESPECT TO THE VELAN CONSENT PROPOSALS?

A:

In accordance with Delaware law and the Company’s organizational documents, the Board has set October 7, 2019 as the Record Date for the determination of the Company’s shareholders who are entitled to execute, withhold or revoke consents relating to the Velan Consent Solicitation. Only shareholders of record as of the close of business on the Record Date may execute, withhold or revoke consents with respect to the Velan Consent Proposals.

Q:	IF I SUBMIT A WHITE CONSENT REVOCATION CARD REVOKING MY CONSENT, CAN I SUBSEQUENTLY REVOKE SUCH CONSENT REVOCATION?

A:

Yes. If you change your mind after submitting a consent revocation on the enclosed WHITE Consent Revocation Card, you can submit a later dated consent to Velan thereafter so long as such consent is submitted during the solicitation period. Delivery of a later dated consent to Velan would have the effect of revoking the earlier dated consent revocation delivered to Progenics.

Q:	IF VELAN’S PROPOSALS ARE APPROVED, WILL IT RESULT IN A “CHANGE OF CONTROL?” AND IF SO, WHAT WILL THIS MEAN FOR THE COMPANY?

A:

If the Velan Consent Solicitation is successful, five of the current seven members of your Board would be replaced with the Velan Nominees, which may result in a “change of control” that could trigger, among other things, the acceleration of debt under the Company’s term loan and acceleration of stock options granted under the Company’s equity incentive plans.

Under the Loan Agreement, dated as of November 4, 2016 (as amended from time to time, the “Loan Agreement”), between Healthcare Royalty Partners III, L.P. and MNTX Royalties Sub LLC, a wholly-owned subsidiary of the Company, a change of control will cause the outstanding principal amount of the loan plus any accrued and unpaid interest thereon to become immediately due and payable, together with certain other additional amounts under the Loan Agreement. A change of control will occur if, during any one year period, individuals who at the beginning of such period constituted the Board, whose election by the Board was approved by a majority of the directors then still in office who either were directors at the beginning of such period or whose election was previously so approved, cease for any reason to constitute at least a majority of the Board.

Under the Company’s 2005 Stock Incentive Plan, effective as of June 17, 2014 (the “2005 Plan”), a change of control occurs when, during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority of the Board. Such change in majority is a change of control even if such new directors were approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved.

Under the 2018 Performance Incentive Plan, effective as of March 28, 2018 (the “2018 Plan”), a change of control occurs when the individuals who, as of March 28, 2018, constituted the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board. Such change in majority is a change of control even if such new directors were approved by a vote of at least two-thirds of the Incumbent Board when any such new director whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.

Under the 2005 Plan and 2018 Plan, if there is a change of control, outstanding stock incentive awards held by a Company employee will generally vest in full if the employee is terminated without cause during the one-year period following the transaction, and awards held by a member of the Board will generally vest on the transaction.

Q:	WHO SHOULD I CONTACT IF I HAVE QUESTIONS ABOUT THE SOLICITATION?

A:

If you have questions regarding this Consent Revocation Statement or about submitting your WHITE Consent Revocation Card, or otherwise require assistance, please call MacKenzie Partners, Inc., the firm assisting us in soliciting the revocation of consents, toll-free at (800) 322-2885 (banks and brokers call collect at (212) 929-5500) or by email at PGNX@mackenziepartners.com.

THE CONSENT PROCEDURE

Voting Securities and Record Date

In accordance with Delaware law and the Company’s organizational documents, the Board set October 7, 2019 as the Record Date for the determination of the Company’s shareholders who are entitled to execute, withhold or revoke consents relating to the Velan Consent Solicitation. As of October 7, 2019, there were [__] shares of Common Stock outstanding. Each share of Common Stock outstanding as of the Record Date will be entitled to one vote.

Only shareholders of record as of the Record Date are eligible to execute, withhold or revoke consents in connection with the Velan Consent Proposals. Persons beneficially owning shares of Common Stock (but not holders of record), such as persons whose ownership of Common Stock is through a broker, bank or financial institution, may wish to contact such broker, bank or financial institution and instruct such person to execute the WHITE Consent Revocation Card on their behalf. Any failure to consent will have the same effect as withholding consent from the Velan Consent Proposals. Any abstention on an executed WHITE Consent Revocation Card will have the same effect as voting against the Velan Consent Proposals and revoking any prior consent to the Velan Consent Proposals.

Effectiveness of Consents

Under Delaware law and the Company’s By-laws, unless otherwise provided in the Company’s certificate of incorporation, shareholders may act without a meeting, without prior notice and without a vote, if consents in writing setting forth the action to be taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Company’s certificate of incorporation does not prohibit shareholder action by written consent. Under Section 228 of the Delaware General Corporation Law and the Company’s By-laws, the Velan Consent Proposals will become effective if valid, unrevoked consents signed by the holders of a majority of the shares of Common Stock outstanding as of the Record Date are delivered to the Company in the manner required by Delaware law within 60 days of the earliest dated consent delivered to the Company.

Because the Velan Consent Proposals could become effective before the expiration of the 60-day period, we urge you to act promptly and return the WHITE Consent Revocation Card today.

Effect of WHITE Consent Revocation Card

A shareholder may revoke any previously signed consent by signing, dating and returning to the Company a WHITE Consent Revocation Card. A consent may also be revoked by delivery of a written revocation of your consent to Velan. Shareholders are urged, however, to return all consent revocations to MacKenzie Partners, Inc., 1407 Broadway, 27th Floor, New York, NY 10018 (Facsimile No. (646) 439-9201). The Company requests that if a revocation is instead delivered to Velan, a copy of the revocation also be returned to the Company, c/o MacKenzie Partners, Inc., at the address or facsimile number set forth above so that the Company will be aware of all revocations. If you return your WHITE Consent Revocation Card by facsimile, please be sure to fax both sides.

When marking boxes on the WHITE Consent Revocation Card, “YES, REVOKE MY CONSENT” and “ABSTAIN” will have the effect of revoking a prior consent.

Unless you specify otherwise, by signing and delivering the WHITE Consent Revocation Card, you will be deemed to have revoked consent to all of the Velan Consent Proposals, except that you will not be treated as having revoked your consent to removal of any director or election of any director whose name is written in the space provided in the WHITE Consent Revocation Card.

Any consent revocation may itself be revoked by marking, signing, dating and delivering a written revocation of your WHITE Consent Revocation Card to the Company or to Velan or by delivering to Velan a subsequently dated green consent card that Velan sent to you.

The revocation of any previously delivered consent or consent revocation must be signed, have a subsequent date than the previously delivered consent or consent revocation and is not required to state the number of shares held unless you wish to revoke your consent with respect to less than all shares as to which you previously consented, in which case you must state the number of shares to which your revocation relates. In addition, if you have more than one account with respect to which you have delivered a consent, the revocation should identify the relevant account the consent for which is being revoked.

If any shares of Common Stock that you owned on the Record Date were held for you in an account with a stock brokerage firm, bank nominee or other similar “street name” holder, you are not entitled to vote such shares directly, but rather must give instructions to the stock brokerage firm, bank nominee or other “street name” holder to grant or revoke consent for the shares of Common Stock held in your name. Accordingly, you should follow the instructions on the WHITE Consent Revocation Card to vote your shares. Alternatively, you can contact the person responsible for your account and direct him or her to execute the enclosed WHITE Consent Revocation Card on your behalf. You are urged to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to the Company, c/o MacKenzie Partners, Inc., at the address set forth above so that the Company will be aware of your instructions and can attempt to ensure each instruction is followed.

YOU HAVE THE RIGHT TO REVOKE ANY CONSENT YOU MAY HAVE PREVIOUSLY GIVEN TO VELAN. TO DO SO, YOU NEED ONLY SIGN, DATE AND RETURN THE WHITE CONSENT REVOCATION CARD ACCOMPANYING THIS CONSENT REVOCATION STATEMENT IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. WHEN MARKING BOXES ON THE WHITE CONSENT CARD, “YES, REVOKE MY CONSENT” AND “ABSTAIN” WILL HAVE THE EFFECT OF REVOKING A PRIOR CONSENT. IF YOU SIGN AND DATE THE CONSENT REVOCATION CARD BUT MAKE NO DIRECTION, YOU WILL BE TREATED AS HAVING REVOKED YOUR CONSENT WITH RESPECT TO THE VELAN CONSENT PROPOSALS, EXCEPT THAT YOU WILL NOT BE TREATED AS HAVING REVOKED YOUR CONSENT TO THE REMOVAL OF ANY DIRECTOR, OR THE ELECTION OF ANY DIRECTOR, WHOSE NAME IS WRITTEN IN THE SPACE PROVIDED ON WHITE CONSENT REVOCATION CARD.

The Company has retained MacKenzie Partners, Inc. to assist in communicating with shareholders in connection with the Velan Consent Solicitation and to assist in Progenics’ efforts to obtain consent revocations. If you have any questions about how to complete or submit your WHITE Consent Revocation Card or any other questions, MacKenzie Partners, Inc. will be pleased to assist you. You may call MacKenzie Partners, Inc. collect at (212) 929-5500 or toll-free at (800) 322-2885 or by email at PGNX@mackenziepartners.com.

You should carefully review this Consent Revocation Statement. YOUR TIMELY RESPONSE IS IMPORTANT. You are urged not to sign any green consent cards. Instead, you can reject the solicitation efforts of Velan and revoke your consent by promptly completing, signing, dating and mailing the enclosed WHITE Consent Revocation Card to MacKenzie Partners, Inc., 1407 Broadway, 27th Floor, New York, NY 10018 (Facsimile No. (646) 439-9201). If you return your WHITE Consent Revocation Card by facsimile, please be sure to fax both sides and contact MacKenzie Partners, Inc. toll-free at (800) 322-2885 or (212) 929-5500 (call collect) to confirm receipt of your fax. Please be aware that if you sign a WHITE Consent Revocation Card but do not check any of the boxes on the card, you will be treated as having revoked any prior consent to all of the Velan Consent Proposals, except that you will not be treated as having revoked your consent to removal of any director or election of any director whose name is written in the space provided in the WHITE Consent Revocation Card.

Results of Consent Revocation Statement

The Company will retain an independent inspector of elections in connection with the Velan Consent Solicitation. The Company intends to notify shareholders of the results of the Velan Consent Solicitation by issuing a press release, which it will also file with the SEC as an exhibit to a Current Report on Form 8-K, promptly following the receipt of a final report of the inspector of elections.

SOLICITATION OF CONSENT REVOCATIONS

Cost and Method

The cost of the solicitation of revocations of consent will be borne by the Company. The Company estimates that the total expenditures relating to the Company’s consent revocation solicitation (other than salaries and wages of officers and employees), but excluding costs of (if any) litigation related to the solicitation, will be approximately $[__], of which approximately $[__] has been incurred as of the date hereof. In addition to solicitation by mail, directors and officers of the Company may, without additional compensation, solicit revocations by mail, e-mail, facsimile, in person or by telephone or other forms of telecommunication.

The Company has retained MacKenzie Partners, Inc. as its soliciting agent, for reasonable and customary fees, plus reasonable out-of-pocket expenses incurred on Progenics’ behalf, to assist in the solicitation of consent revocations. The Company will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding the Company’s consent revocation materials to, and obtaining instructions relating to such materials from, beneficial owners of Common Stock. MacKenzie Partners, Inc. has advised the Company that approximately 25 of its employees will be involved in the solicitation of consent revocations by MacKenzie Partners, Inc. on behalf of the Company. In addition, MacKenzie Partners, Inc. and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.

Participants in the Solicitation

Under applicable regulations of the SEC, each of Progenics’ directors and certain of Progenics’ executive officers and other employees may be deemed to be “participants” in this consent revocation solicitation. Please refer to the sections entitled Our Board of Directors and Our Company and the appendix entitled Supplemental Information Regarding Participants for information about Progenics’ directors and executive officers who may be deemed to be participants in the solicitation. Except as described in this Consent Revocation Statement, there are no agreements or understandings between the Company and any such participants relating to employment with the Company or any future transactions.

Other than the persons described above, no general class of employee of the Company will be employed to solicit shareholders in connection with the solicitation. However, in the course of their regular duties, employees may be asked to perform clerical or ministerial tasks in furtherance of this solicitation.

CERTAIN AGREEMENTS

The removal and replacement of the Board will constitute a change in control under the Loan Agreement. MNTX Royalties Sub LLC is a subsidiary of the Company. The Board will consider whether to approve the Velan Nominees for purposes of avoiding a possible default under the Loan Agreement in accordance with its fiduciary duties.

Additionally, the removal and replacement of the Board will constitute a change in control under the Company’s 2005 Plan and the Company’s 2018 Plan. If there is a change of control, outstanding stock incentive awards held by a Company employee will generally vest in full if the employee is terminated without cause during the one-year period following the transaction, and awards held by a member of the Board will generally vest on the transaction.

OUR BOARD OF DIRECTORS

WHO WE ARE

We believe that the most important vote you as shareholders have to cast is the vote to support the members of our Board. We believe that this is true at many companies, but it is especially true at a company where success depends on being leaders in more than one highly specialized, rapidly evolving area. Accordingly, we wish to call your attention to the exceptional talent our current Board members bring in each of the areas of expertise and experience most important to our success, including:

●	research and development;

●	commercialization experience;

●	customers (including medical doctors);

●	health care law and finance; and

●	executive, human capital, operational and strategic leadership.

Despite assembling what we consider an exceptional set of skills and experiences, we have done so while managing to keep our Board’s size at a best-in-class number of seven, including two women. We invite you to read more about each of our current directors here.

The following sets forth information about the current members of the Board. The Company takes shareholder input seriously and remains committed to maintaining an ongoing dialogue with our shareholders to continue to solicit input. As discussed in further detail below, the Board heard shareholders’ call for change at the 2019 Annual Meeting and adopted a number of corporate governance enhancements in response to shareholder feedback, including reconstituting Board committees and adopting stock ownership guidelines for directors and officers. The Board will carefully and responsibly consider implementing additional actions based on shareholder feedback, while focusing on the best interests of the Company and all shareholders.

None of the organizations identified below with which a director has previously been employed or associated is a parent, subsidiary or affiliate of the Company. None of our directors have been involved in any legal proceedings during the last ten years that are material to such director’s ability or integrity.

Mark R. Baker, 64, CEO of the Company, joined us in 2005 as Senior Vice President & General Counsel and Secretary. In 2008, he was appointed Executive Vice President, Corporate, in 2009 became President and a director, and has been CEO since March 2011. From 2003 to 2005, Mr. Baker was Chief Business Officer, Secretary and a director of New York Trans Harbor LLC, a privately-held ferry operation in New York City. From 1997 to 2001, he was Executive Vice President, Chief Legal Officer and Secretary of Continental Grain Company, a privately-held international agribusiness and financial concern. Prior thereto, he was a partner and Co-Chairman of the Capital Markets Group of the New York law firm, Dewey Ballantine LLP. Mr. Baker also serves as Chairman of the board of directors of the Brooklyn Bridge Park Conservatory. He has an A.B. degree from Columbia College and a J.D. from the Columbia University School of Law.

Mr. Baker’s qualifications for serving as a director of the Company include his 30 years of business and legal experience, a significant portion of which has been in the life sciences industry. Mr. Baker has been involved in the senior management of the organizations with which he worked before joining the Company, and has extensive experience managing public and private companies, including specific experience with respect to the financial, accounting, audit, human resources, intellectual property, legal, environmental, insurance, scientific and operational aspects of businesses in diverse industries. He has also served as a legal and business advisor to numerous boards of directors of public and private entities.

Bradley L. Campbell, 43, joined our Board in June 2016. He has over 15 years of experience in the orphan drug industry and is currently serving as President and Chief Operating Officer and a director of Amicus Therapeutics, Inc.. In this capacity, he leads the global commercial organization responsible for the commercialization of GalafoldTM for the treatment of Fabry Disease. He also oversees the Technical Operations, Market Access, and Program Management functions. Prior to Amicus, Mr. Campbell spent time in various commercial and business development roles at Genzyme Corp. and Bristol-Myers Squibb Company and as a strategy consultant for Marakon Associates. He is a member of the BioNJ board of directors and also a past President of the National Tay-Sachs and Allied Diseases Association where he currently serves on their Corporate Advisory Council. Mr. Campbell received a B.A. in Public Policy from Duke University and an M.B.A. from Harvard Business School.

Mr. Campbell’s qualifications for serving as a member of our Board include his extensive experience in the pharmaceutical industry in the areas of corporate strategy, commercial operations and planning, business development and sales and marketing.

Karen J. Ferrante, 61, joined our Board in January 2014. From April 2014 to August 2016, she was the head of Research and Development and Chief Medical Officer of Tokai Pharmaceuticals, Inc., a publicly traded biopharmaceutical company developing treatments for prostate cancer and other hormonally driven diseases. From 2007 to July 2013, Dr. Ferrante held senior positions at Millennium Pharmaceuticals, Inc. and its parent company, Takeda Pharmaceutical Company Limited, including Chief Medical Officer and most recently as Oncology Therapeutic Area Head and Cambridge USA Site Head from May 2013 to July 2013. From 1999 to 2007, she held positions of increasing responsibility at Pfizer Global Research & Development, culminating as Vice President, Oncology Development. She began her career in the pharmaceutical industry in 1995 as Associate Director of Clinical Oncology at Bristol-Myers Squibb Company. Prior to that, she was at the New England Deaconess Hospital in Boston (Beth Israel Deaconess), where she completed her internship and residency in internal medicine followed by her fellowship in hematology and oncology. While at Beth Israel Deaconess, she served as Instructor, Clinical Instructor and Clinical Fellow in Medicine at the Harvard Medical School. Dr. Ferrante serves on the Boards of MacroGenics, Inc., a publicly traded clinical-stage biopharmaceutical company focused on discovering and developing innovative monoclonal antibody-based therapeutics for the treatment of cancer, autoimmune disorders and infectious diseases; Hutchinson China MediTech Limited, a publicly traded innovative biopharmaceutical company which researches, develops, manufactures and sells pharmaceuticals and health care products; and, since February 2018, Unum Therapeutics Inc., a publicly traded clinical-stage biopharmaceutical company focused on the development and commercialization of novel immunotherapy products. Dr. Ferrante also served as a director of Baxalta Inc., a publicly traded global biopharmaceutical company until its acquisition by Shire Pharmaceuticals in June 2016. She holds a B.S. in Chemistry and Biology from Providence College and an M.D. from Georgetown University; she has also been an author of a number of papers in the oncology field, is an active participant in academic and professional associations and symposia, and holds several patents.

Dr. Ferrante’s more than two decades’ experience working with major biotechnology and pharmaceutical companies and leading their efforts in oncology research and development and clinical activities, together with her knowledge in our principal focus of operations, adds broad and significant insight into our developmental and clinical efforts for the perspective of our Board.

David A. Scheinberg, 63, joined our Board in 1996. Since 1986, he has been associated with the Sloan-Kettering Institute for Cancer Research, where, since 2002, he has served as the Vincent Astor Chair and Member of the Leukemia Service; Chairman of the Molecular Pharmacology Program; and Chairman of the Experimental Therapeutics Center. He also holds the positions of Professor of Medicine (since 2002) and of Pharmacology (since 1999) at the Weill-Cornell Medical College of Cornell University, and is a Founder and Director of the Tri-Institutional Therapeutics Discovery Institute, a non-profit drug development corporation formed by Sloan-Kettering, Cornell and The Rockefeller University since 2013. Since January 2018, Dr. Scheinberg has been a director of SELLAS Life Sciences Group, Inc., a public biotechnology company. He received a B.A. from Cornell University and an M.D. and a Ph.D. in pharmacology and experimental therapeutics from The Johns Hopkins University School of Medicine.

Dr. Scheinberg’s expertise as a leading academic oncologist at Sloan-Kettering and Cornell is exceptionally valuable to the Board and its Science and Strategy Committee, which he chairs. He evaluates potential research directions and the design and monitoring of resulting programs. His broad knowledge of and contacts in the highest levels of medical research are important to our efforts to advance our research and development initiatives.

Nicole S. Williams, 74, joined our Board in January 2007. In May 2006, she retired as Chief Financial Officer of Abraxis BioScience Inc., a biopharmaceutical company, and President of its Abraxis Pharmaceutical Products division, positions she assumed upon the April 2006 merger of American Pharmaceutical Partners, Inc. and American Bioscience Inc. From 2002 to 2006, Ms. Williams was the Executive Vice President and Chief Financial Officer of American Pharmaceutical Partners, Inc., as well as President from 2005 to 2006. Previously, she was Executive Vice President and Chief Financial Officer of R.P. Scherer Corp., a global drug delivery company. Ms. Williams is President of the Nicklin Capital Group, Inc., a firm she founded in 1999 to invest in and provide consulting to early-stage technology companies in the Midwest. She was a director and Audit Committee chair until November 2015 and a Compensation Committee member, at Intercept Pharmaceuticals, Inc., a publicly traded biotechnology company, and previously held the same positions, in addition to Nominating and Governance Committee chair, at Orchid Cellmark, Inc., a leading DNA identity testing service company, until its 2011 purchase by Laboratory Corporation of America Holdings. Ms. Williams received her Demi-License en Science Politique from the University of Geneva, Switzerland, her License en Science Politique from the Graduate Institute of International Affairs, University of Geneva, Switzerland and her M.B.A. from the Graduate School of Business, University of Chicago.

Ms. Williams’ experience gives her special insight into the financial and operational issues that a company in the pharmaceutical industry faces. She brings expertise to us in the areas of financial analysis and reporting, internal auditing and controls, and risk management oversight. Her board and audit committee roles at other public companies give her a broad perspective in the areas of financial reporting, and audit and enterprise risk management. Her international training and experience with global corporations helps to guide us as our operations and activities have become more global.

Two other members of the Board, Messrs. Crowley and Kishbauch, have each submitted a resignation and are in the process of transitioning off the Board. Their resignations will take effect on October 17, 2019 or such earlier time as the Board determines the responsibilities of the resigning directors have been sufficiently transitioned to the remaining Board members.

Peter J. Crowley, 60, joined our Board in February 2009. He is currently an Advisory Partner of WindRose Health Investors (formerly MTS Health Partners, L.P.), a New York based healthcare merchant bank, and an Operating Partner at JH Partners LLC, a private equity firm, in which capacities he has served since 2011 and 2008, respectively. Mr. Crowley retired in 2008 as Managing Director of the Healthcare Investment Banking group at Oppenheimer & Co. Inc. (formerly CIBC World Markets Inc.), which he headed since 1995, with responsibility for public and private financing and advisory services for biotechnology, pharmaceutical, medical device and healthcare services companies. Mr. Crowley serves on the board of trustees of the Foundation Fighting Blindness. He is also a board member at Medical Knowledge Group, an analytics driven marketing service company; and Anabios, a private biotechnology company. He served until October 2017, as a director of Celerion, a contract research organization. Mr. Crowley holds an M.B.A. in finance from Columbia University Graduate School of Business and a B.A. in economics from Harvard University.

Mr. Crowley brings to the Board deep perspective into U.S. and international capital markets and strategic business trends. As a senior investment banker specializing in the healthcare industry, Mr. Crowley developed financial and analytic capabilities which are key inputs in the development of the Company’s strategic direction, the setting of goals for its financial and operational plans, and the oversight of its financial reporting and audit functions. He has extensive knowledge of, and contacts with major participants in, the global biotechnology and pharmaceutical industries, as well as a wealth of experience evaluating the performance of businesses and products in the Company’s industry and designing appropriate strategic and financial alternatives for them.

Michael D. Kishbauch, 70, joined our Board in September 2013. He has held senior management positions in the life sciences industry for almost three decades, with extensive operational, strategic, product planning and promotion, sales, marketing and product launch experience. Mr. Kishbauch was most recently President and Chief Executive Officer of Achillion Pharmaceuticals, Inc., a publicly traded pharmaceutical company, in which capacities, as well as a director, he served from 2004 until his retirement in 2013. Before joining Achillion, Mr. Kishbauch founded in 1996 and served until 2004 as President and Chief Executive Officer of OraPharma, Inc., a previously Nasdaq-listed, commercial-stage pharmaceutical company focused on oral health care which was acquired by Johnson & Johnson in 2003. He previously held senior management positions with MedImmune, Inc. Mr. Kishbauch continues to serve on Achillion’s board as a member of the Board, its Compliance Committee, and as a Chairman of its Strategy Committee. He also serves on the board of directors of Catabasis Pharmaceuticals, Inc., also a publicly traded biopharmaceutical company, where he is a member of the Audit Committee and the chair of the Compensation Committee. He was a director of ARIAD Pharmaceuticals, Inc. from 2004 to 2008 and has held board positions with several other life sciences companies. He holds an M.B.A. from the Wharton School of the University of Pennsylvania and a B.A. in biology from Wesleyan University.

Mr. Kishbauch’s extensive experience as an entrepreneur and manager, as well as a public company senior executive, has provided him a uniquely comprehensive knowledge of and perspective on our industry and adds significant value to our Board.

HOW WE ARE SELECTED AND EVALUATED

Director Nominations Process. The Nominating and Corporate Governance Committee administers our Director Nominations Policy, which establishes criteria for Board member candidates and the process by which candidates for inclusion in our recommended slate of director nominees are selected. The Committee’s charter, which includes the Nominations Policy, is available on our website at www.progenics.com.

Minimum Criteria for Board Members. Under the Director Nominations Policy, each Board candidate must possess at least the following specific minimum qualifications:

●	He or she shall be prepared to represent the best interests of all of our shareholders and not just one particular constituency.

●

He or she shall be an individual who has demonstrated integrity and ethics in his or her personal and professional life and established a record of professional accomplishment in his or her chosen field.

●

Neither the candidate nor any family member (as defined in the Nasdaq Marketplace rules) or affiliate or associate (each as defined in SEC rules) shall have any material personal, financial or professional interest in any of our current or potential competitors.

●

He or she shall be prepared to participate fully in Board activities, including, if eligible, active membership on at least one Board committee and attendance at, and active participation in, meetings of the Board and any committee of which he or she is a member, and not have other personal or professional commitments that would, in the Nominating and Corporate Governance Committee’s sole judgment, interfere with or limit his or her ability to do so.

Desirable Qualities and Skills. The Nominating and Corporate Governance Committee also considers it desirable that each candidate should:

●

Contribute to the Board’s overall diversity — diversity being broadly construed to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, as well as other differentiating characteristics.

●	Contribute positively to the collaborative culture among Board members.

●

Possess professional and personal experiences and expertise relevant to our goal of being a leading biopharmaceutical company. At this stage of our development, relevant experiences might include, among other things, large biotechnology or pharmaceutical company Chief Executive Officer or senior management experience, senior-level management experience in medical research or clinical development activities in the fields of oncology, immunology or molecular biology within a public company or large university setting, and relevant senior-level expertise in one or more of finance, accounting, sales and marketing, organizational development and public relations.

Internal Process for Identifying Candidates. The Nominating and Corporate Governance Committee has two primary methods for identifying Board candidates, any of which the Nominating and Corporate Governance Committee may from time to time delegate in whole or in part to one or more other members of the Board. On a periodic basis, the Nominating and Corporate Governance Committee may solicit suggestions for possible candidates from a number of sources, which may include members of the Board, our senior executives, individuals personally known to members of the Board, and independent research by either members of the Board or our senior executives. The Nominating and Corporate Governance Committee may also use its authority under its Charter to retain at our expense one or more search firms to identify candidates.

If a search firm is used, it may be asked to identify possible candidates who meet the minimum and desired qualifications expressed in the Director Nominations Policy; interview and screen candidates, and conduct appropriate background and reference checks; act as a liaison among the Board, the Nominating and Corporate Governance Committee, and the candidate during the screening and evaluation process; and be available for consultation as needed by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee has the authority under its Charter to approve such firms’ fees and other retention terms.

Recommendations of Directors by Shareholders. In accordance with the Director Nominations Policy, the Nominating and Corporate Governance Committee will also consider properly submitted shareholder recommendations of director candidates for membership on the Board. Any of our shareholders, whether shareholders of record or beneficial owners whose shares are held in street name, may recommend one or more eligible persons for election as a director at an annual meeting of shareholders if the shareholder provides the recommendation to our Corporate Secretary at our principal executive offices no later than Friday, January 31, 2020, which is 120 days prior to the one-year anniversary of the date our proxy statement for the 2019 Annual Meeting was first mailed or made available to shareholders. In the event that the annual meeting of shareholders is called for a date that is not within 30 days before or after Saturday, July 11, 2020, notice by the shareholder must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public announcement of the date of such meeting is first made, whichever first occurs.

To be eligible for consideration, a candidate for director proposed by a shareholder must also be independent of the shareholder providing the recommendation in all respects, as determined by the Nominating and Corporate Governance Committee or by applicable law, qualify as an “independent director” under the Nasdaq Marketplace rules and meet the Minimum Criteria for Board Members set forth above.

Please note that shareholders who wish to nominate a person for election as a director in connection with an annual meeting of shareholders (as opposed to making a recommendation to the Nominating and Governance Committee as described above) must follow the procedures described under “General Information—Shareholder Proposals and Nomination of Director Candidates Not Intended for Inclusion in Proxy Materials” below.

Evaluation of Candidates. The Nominating and Corporate Governance Committee will consider all candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria.

If, based on the Nominating and Corporate Governance Committee’s or other Board member(s)’ initial evaluation, a candidate continues to be of interest, the Nominating and Corporate Governance Committee Chair or one or more other Board members will interview the candidate and communicate the interviewer(s)’ evaluation to the other Nominating and Corporate Governance Committee member(s), the Board Chair, the CEO, and the independent members of the Board. Later reviews will be conducted by other members of the Nominating and Corporate Governance Committee, the Board and senior management. Ultimately, background and reference checks will be conducted and the Nominating and Corporate Governance Committee will meet to finalize its list of recommended candidates for the Board’s consideration.

Timing of the Identification and Evaluation Process. Our fiscal year is the calendar year. The Nominating and Corporate Governance Committee expects generally to meet one or more times to consider, among other things, candidates to be recommended to the Board and to the independent members of the Board for inclusion in our recommended slate of director nominees for the next annual meeting and our proxy statement. The Board usually meets each March or early April and at that meeting votes on, among other things, the slate of director nominees to be submitted to and recommended for election by shareholders at the annual meeting, which is typically held in May or June.

All candidates, whether identified internally or by a nomination received from a shareholder, who after evaluation are recommended by the Committee and the independent members of the Board, and approved by the Board, will be included in our recommended slate of director nominees in our proxy statement.

Future Revisions to the Nominations Policy. The Director Nominations Policy is intended to provide a flexible set of guidelines for the effective functioning of our director nominations process. The Nominating and Corporate Governance Committee intends to review the Director Nominations Policy at least annually and anticipates that modifications may be necessary or desirable from time to time as our needs and circumstances evolve, and as applicable legal or listing standards change. The Nominating and Corporate Governance Committee may amend the Director Nominations Policy at any time, in which case the most current version will be available on our website at www.progenics.com.

HOW WE ARE ORGANIZED AND COMPRISED

Leadership. Our Board has had an independent Board Chair since 2004. We, the Board, believe that this structure enables balanced leadership, promotes independence and protects our executives’ ability to manage day-to-day operations.

Our Board Chair, Mr. Crowley, and Mr. Baker, CEO and a director, provide leadership to the Board by setting meeting agendas, preparing information and alternatives for presentation to the Board, and leading discussions among and decision making by the Board. In this process, other members of the Board, including Committee chairs, interact freely with Messrs. Crowley and Baker and with other members generally in contributing to the Board’s direction and priorities. Individual directors may and do become involved in matters outside the specific bounds of their Committee responsibilities as and when circumstances warrant and the Board deems appropriate.

Director Independence and Other Qualifications. The Board has determined each of Messrs. Crowley, Kishbauch, and Campbell, Drs. Ferrante and Scheinberg and Ms. Williams to be an “independent director” as such term is defined in Nasdaq Marketplace rules. None of the independent directors of the Company has any relationship, direct or indirect, to us other than as shareholders of the Company or through their service as our directors.

The Board has also determined that each member of the Audit Committee and the Compensation Committee meets the independence standards applicable to those committees prescribed by the Nasdaq Marketplace rules, the SEC and the Internal Revenue Service. In accordance with the applicable Nasdaq Marketplace rules, the Company’s director nominees each year, as well as new candidates for director, are recommended for the Board’s selection by the Nominating and Corporate Governance Committee.

With the assistance of our legal counsel, the Nominating and Corporate Governance Committee reviews the applicable legal standards for Board member and Board committee independence and the criteria applied to determine “audit committee financial expert” status, as well as the answers to annual questionnaires completed by each of our directors. On the basis of this review, the Nominating and Corporate Governance Committee delivered a report to the full Board and the Board made its independence and “audit committee financial expert” determinations based upon the Nominating and Corporate Governance Committee’s report and each member’s review of the information made available to the Nominating and Corporate Governance Committee.

Committees. The Board currently has five standing committees. Other than as noted below with respect to the Science Committee, all of our directors attended all meetings of the committee(s) on which he or she served during the year 2018. Each of the committees has a charter that is available on our website, www.progenics.com.

The Audit Committee reviews our quarterly and annual financial statements and the reporting documents in which they are submitted to the SEC, consults with our independent auditors and examines and considers other matters relating to the audit of our financial statements and our financial condition and affairs generally, including the selection and retention of our independent auditors. It is responsible for oversight of our outsourced internal audit provider, which reports directly to it, oversees the work of management to identify, assess, and monitor risk, and liaises with management and the Board in risk mitigation efforts. The Board has determined that Ms. Williams, Chair of the Committee, is an “audit committee financial expert” as such term is defined in SEC rules. Dr. Ferrante and Messrs. Campbell and Kishbauch are also members of the Audit Committee. Ms. Williams, Dr. Ferrante and Mr. Kishbauch were the only members of the Audit Committee during 2018, and the Committee held eight meetings during that year.

The Audit Committee Report. The Audit Committee of the Board consists of four non-employee independent directors: Ms. Williams, Chair, Mr. Campbell, Dr. Ferrante, and Mr. Kishbauch. Due to his resignation, Mr. Kishbauch is in the process of transitioning his responsibilities to the remaining members of the Audit Committee. The Board and the Audit Committee believe that the Audit Committee’s current member composition satisfies the Nasdaq Marketplace rule that governs audit committee composition, including the requirements that Audit Committee members satisfy the criteria for Audit Committee membership set forth in the federal Sarbanes-Oxley Act and SEC rules. The Audit Committee operates under a written Charter adopted by the Audit Committee and approved by the Board as a whole, available on our website at www.progenics.com.

As set forth in its Charter, the Audit Committee’s role is one of oversight. Management is responsible for preparing our financial statements and our independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States (“U.S. GAAP”).

The Audit Committee’s primary function is to assist the Board in monitoring and overseeing the integrity of our financial statements, systems of internal control and the audit process.

The Audit Committee as part of its regular duties selects our independent registered public accounting firm. In last year’s proxy statement, the Audit Committee reported that it had performed the necessary procedures to enable it to recommend to the Board the selection of Ernst & Young LLP (“EY”) as our auditor for the year 2018, which selection was ratified by our shareholders. As part of its other regular duties, the Audit Committee met regularly with management and EY, and reviewed and discussed our audited financial statements with management and has discussed with EY the matters required to be discussed by Auditing Standard 1301: Communications with Audit Committees. The Audit Committee also received and reviewed the written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board regarding EY’s communications with the Audit Committee concerning independence, and discussed EY’s independence with EY. When considering EY’s independence, the Audit Committee considered whether their provision of services to us beyond those rendered in connection with their audit and review of our financial statements was compatible with maintaining their independence, and discussed with them any relationships that may affect their objectivity and independence. The Audit Committee also reviewed, among other things, the amount of fees paid to EY for audit and non-audit services in 2018. Based on these discussions and considerations, the Audit Committee was satisfied as to EY’s independence.

The members of the Audit Committee are not professional accountants or auditors and, in performing their oversight role, have relied without independent verification on the information and representations provided to them by management and EY. Accordingly, the Audit Committee’s oversight does not provide an independent basis to certify that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with U.S. GAAP or that EY is in fact “independent.”

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements referred to above be included in our 2018 Annual Report on Form 10-K. The Audit Committee has also determined to retain EY as our independent registered public accounting firm for 2019.

By the Audit Committee of the Board of Directors,

Nicole S. Williams, Chair

Bradley L. Campbell

Karen J. Ferrante

Michael D. Kishbauch

The foregoing Audit Committee Report does not constitute soliciting materials and is furnished to, but shall not be deemed filed or incorporated by reference in any previous or future documents filed by our Company with, the SEC under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that our Company specifically incorporates the report by reference in any such document.

The Compensation Committee reviews salaries and incentive compensation for our employees generally, establishes and approves salaries and incentive compensation for our executive officers and other senior employees, administers our equity incentive plan and otherwise seeks to ensure that our compensation philosophy is consistent with our best interests, our shareholders, and our employees, and is properly implemented. The Committee may delegate any aspect of its authority and responsibilities, in whole or in part, to the Chairperson of the Committee or a subcommittee when it deems appropriate and in our best interests, provided, however, that the Committee shall retain final review and approval authority in all such matters so delegated. The Compensation Committee’s charter is available on our website at www.progenics.com. Dr. Ferrante is Chair and Messrs. Crowley and Kishbauch and Dr. Scheinberg are members of this Committee. Due to their resignations, Messrs. Crowley and Kishbauch are in the process of transitioning their responsibilities to the remaining members of the Compensation Committee. Messrs. Crowley and Kishbauch were the only members of this Committee during 2018, and the Committee held three meetings during that year.

The Compensation Committee Report. The Compensation Committee has submitted the following report for inclusion in this Consent Revocation Statement:

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Consent Revocation Statement with management. Based on the Compensation Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Consent Revocation Statement.

By the Compensation Committee of the Board of Directors,

Karen J. Ferrante, Chair

Peter J. Crowley

Michael D. Kishbauch

David A. Scheinberg

Compensation Committee Interlocks and Insider Participation. Ms. Ferrante and Messrs. Crowley, Kishbauch and Scheinberg are the members of the Compensation Committee. No member of the Compensation Committee is or has been an executive officer of the Company or had any relationships requiring disclosure by us under rules of the SEC requiring disclosure of certain relationships and related person transactions. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or its Compensation Committee.

The Nominating and Corporate Governance Committee is responsible for developing and implementing policies and procedures intended to constitute and appropriately organize the Board to oversee our business and affairs and meet its fiduciary obligations to us and our shareholders on an ongoing basis. Among its specific duties, this Committee is tasked with (i) making recommendations to the Board about our corporate governance processes, (ii) assisting in identifying and recruiting candidates for the Board, (iii) administering the Nominations Policy, (iv) considering nominations to the Board received from shareholders, (v) making recommendations to the Board regarding the membership and chairs of the Board’s committees, (vi) overseeing the annual evaluation of the effectiveness of the organization of the Board and of each of its committees, (vii) periodically reviewing and making recommendations to the full Board regarding the type and amount of Board compensation for non-employee directors, and (viii) being responsible for recommending to the Board on whether to accept or reject the resignation of any incumbent director who does not receive the required vote for re-election in an uncontested election under our majority-voting standard. The Committee also annually reports findings of fact to the Board that permit the Board to make affirmative determinations regarding each Board and committee member with respect to independence and expertise criteria established by the Nasdaq Marketplace and SEC rules and applicable law. Mr. Campbell is Chair and Ms. Williams, Dr. Ferrante and Mr. Kishbauch are members of this Committee. Due to his resignation, Mr. Kishbauch is in the process of transitioning his responsibilities to the remaining members of the Nominating and Corporate Governance Committee. Mr. Kishbauch and Ms. Williams were the only members of this Committee during 2018, and The Committee held three meetings during that year.

As part of our governance enhancements adopted after the 2019 Annual Meeting, the Board amended the charter of the Nominating and Corporate Governance Committee by empowering the Nominating and Corporate Governance Committee to also lead our shareholder engagement activities.

The Science Committee is responsible for periodically examining our direction of and investment in our science and technology initiatives, including our research and development efforts, assisting the Board in its review, evaluation, and oversight of such initiatives and efforts, and advising the Board on scientific matters involving our research and development, clinical, and commercial programs, including internal projects and interactions with academic and other outside research organizations. Dr. Scheinberg is Chair of this committee and Messrs. Baker, Campbell, and Crowley and Dr. Ferrante are members. The Committee held six meetings during 2018, which were attended by all members, except for two meetings not attended by Mr. Campbell.

As part of our governance enhancements adopted after the 2019 Annual Meeting, the Board amended the charter of the Science Committee by empowering the Science Committee to also oversee our commercialization strategy.

HOW WE GOVERN

There are many aspects of our business that cannot be standardized like an assembly line. The creative process is an obvious example, but so are the many negotiations and human interactions that take our treatments from development through commercialization. This, however, makes us value even more having a top-tier governance structure for our oversight, our operations and our compliance and controls. Our governance best practices include: an independent board chair, majority voting for the election of directors, 3/3/25/20 proxy access right, a well-balanced and diverse board, rights to act by written consent and call special meetings, and no dual class structure, staggered board or supermajority provisions. We also have good executive compensation governance and practices, including excellent internal and external pay parity and a CEO with pay at or below peers. We believe our top governance score—a 1—from ISS is thus well deserved.

Board Meetings. All Board members attended more than 75% of the aggregate of all of the meetings of the Board and the Committees of the Board on which the director served during 2018.

During 2018, the Board held six meetings. It is the policy of the Board to hold an executive session of independent directors at each Board meeting. All Board members attended all meetings of the Board during 2018. At the 2018 annual meeting of shareholders, all members of the Board were expected to be, and were, present.

Special Meetings. At the request of a shareholder, the Company’s By-Laws were amended by the Board and restated on April 1, 2019 to provide shareholders of the Company the opportunity to raise important matters both on an annual basis at the Company’s annual meeting of shareholders as well as at special meetings held outside the annual meeting process.

Section 3.03 (Special Meetings) of the By-Laws allows the Secretary to call special meetings of the shareholders upon the written request by record holder(s) who:

●

represent in the aggregate at least 20% of the outstanding shares of Common Stock which shares are determined to be “Net Long Shares” (as defined in Section 3.03(a) of the By-Laws) (the “Requisite Percentage”);

●	have held such shares continuously for at least one year prior to the date such special meeting request is delivered to the Company; and

●	have complied in full with the requirements set forth in the By-Laws.

A special meeting request must include:

●	the signature of the record holders and of each of the beneficial owners, if any, on whose behalf the special meeting request is being made;

●	documentary evidence of the number of Net Long Shares owned by the requesting shareholder(s) as of the date of delivery;

●	documentary evidence that Net Long Shares have been held continuously for the required one-year period by the requesting record holder(s) and/or beneficial owner(s);

●

an acknowledgment that any decrease in the number of Net Long Shares held after the special meeting request is delivered will be deemed a revocation with respect to such shares and that such shares will no longer be included in determining whether the Requisite Percentage has been satisfied; and

●

a commitment to continue to satisfy the Requisite Percentage and promptly notify the Company upon any decrease occurring between the special meeting request delivery and the date of the shareholder requested special meeting.

In addition to the above:

●	Each requesting shareholder is required to update the special meeting request as necessary.

●	Any updates must be received by the Secretary not later than five business days after the record date for determining the shareholders entitled to receive notice of such meeting.

●	Requesting shareholders must promptly provide any other information reasonably requested by the Company.

Any shareholder requested special meeting shall not be held more than 90 days after a special meeting request.

Oversight of Risk Management. Risk is inherent in the business of developing pharmaceutical products, and our ability to manage the risks we face will ultimately determine our success. We face a number of risks, including economic risks, financial risks, legal and regulatory risks, and others, such as the impact of competition and reputational risks. Management is responsible for the day-to-day management of the risks that we face, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board is responsible for satisfying itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

As a research and development public company that is transitioning into a commercial organization, our principal risks arise from the conduct of our research, development, and clinical trial activities; our ability to build and effectively manage complex relationships with collaborators, manufacturers, vendors, and other partners; and our ability to establish a small commercial organization. While the Board is ultimately responsible for overall risk oversight at Progenics, various committees of the Board are actively involved in the oversight of risks facing us.

The committees of the Board receive regular reports from members of senior management on areas of material risk to us. When a committee receives a report, the Chair of the relevant committee, reports on the discussion to the full Board during the next Board meeting. This enables the Board and its committees to coordinate their oversight of risk and identify risk interrelationships. Pursuant to its charter, the Audit Committee is responsible for discussing with management our major areas of financial risk exposure, reviewing our risk assessment and risk management policies and ensuring our compliance with legal and regulatory requirements and our business ethics policies. As discussed in more detail in the Compensation Discussion and Analysis section of this Consent Revocation Statement, the Compensation Committee reviews our compensation programs to ensure that these programs do not lead to excessive risk-taking by our employees. The Science Committee reviews our research and development activities and has the role of overseeing management’s monitoring of risks associated with our research, development and clinical trial activities. The Nominating and Corporate Governance Committee primarily oversees the evaluation of the Board and senior management, and makes recommendations to the Board regarding matters of corporate governance and ethics.

Stock Ownership Guidelines. The Board has adopted stock ownership guidelines for non-employee directors and executive officers, which provide for each non-employee director and executive officer to achieve and maintain an equity interest in the Company with a value equal to five times annual cash retainer (for non-employee directors), five times annual base salary (for the CEO), and two times annual base salary (for all other executive officers).

Code of Business Ethics and Conduct. We have a Code of Business Ethics and Conduct (the “Code”) which is applicable to all of our directors, employees and consultants. The Code meets the criteria for a “code of ethics” under the SEC rules and “code of conduct” under the Nasdaq Marketplace rules. The Code is described in more detail under General Information — Certain Relationships and Related Transactions, below, and is available on our website at www.progenics.com. Waivers from, and amendments to, the Code that apply to our directors, executive officers or persons performing similar functions will be timely posted in the Investors — Corporate Governance section of our website at www.progenics.com to the extent required by applicable rules of the SEC or the Nasdaq Stock Market LLC.

HOW YOU CAN COMMUNICATE WITH US

We, the Board, value input from shareholders and stakeholders. We believe the best ideas can come from many sources and that regular communication with shareholders, fixed income investors, employees, customers and supply chain members and members of our communities is important to informing our work. We therefore maintain a number of channels to enable dialogue and listening.

Annual meetings can be important opportunities for communications. It is our policy that the members of the Board attend annual meetings of our shareholders. All of the seven members of our Board at the time attended the 2018 Annual Meeting of Shareholders.

In addition, shareholders and stakeholders can write to the Board care of the Corporate Secretary at our corporate headquarters. In general, any shareholder communication about bona fide issues concerning Progenics will be forwarded by our Corporate Secretary to the Board or a Board committee, as appropriate.

We maintain a confidential, toll-free hotline which any employee or person outside the company can use to report, anonymously if desired, a concern or suspected violation of our compliance program, the Code and all relevant laws, rules and regulations. Issues that warrant director-level attention will be escalated to the Board.

Our Board members, as recognized leaders in our sector, are also regularly in contact with the constituencies that matter to our success and thus have information pipelines that are not dependent on management.

HOW WE ARE PAID

Director Compensation - 2018. The following table sets forth information regarding the aggregate compensation we paid for 2018 to the members of our Board who are not employed by us or any of our subsidiaries (“non-employee directors”). Mr. Baker did not receive any additional compensation for services provided as a Board member during 2018 and continues to serve as a director without compensation for such services.

Name	Fees Earned or Paid in Cash	Option Awards (1)	All Other Compensation ($)	Total ($)
Mr. Crowley	$107,000	$345,750	$-	$452,750
Mr. Campbell	68,000	157,159	-	225,159
Dr. Ferrante	65,000	157,159	-	222,159
Mr. Kishbauch	80,000	157,159	-	237,159
Dr. Scheinberg	80,000	157,159	-	237,159
Ms. Williams	85,000	157,159	-	242,159

              ____________________

(1)

At December 31, 2018, the aggregate number of stock options outstanding for each of our non-employee directors was as follows: Mr. Campbell, 85,000; Mr. Crowley, 485,000; Dr. Ferrante, 145,000; Mr. Kishbauch, 160,342; Dr. Scheinberg, 165,000; and Ms. Williams, 165,000. Each non-employee director was granted a fully-vested option with respect to 25,000 shares of our Common Stock on the date of our 2018 annual meeting (except that the Chair option grant for Mr. Crowley covered 55,000 shares). The grant date fair value of each of these options was $157,159 (or $345,750 in the case of Mr. Crowley’s grant). In each case, the grant date fair values of the options granted to our non-employee directors are determined based on the assumptions described in Note 2 to the Summary Compensation Table for Named Executive Officers (“NEOs”).

For Board and committee service under our director compensation policy, our non-employee directors are entitled to receive:

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a $45,000 annual retainer for Board service ($75,000 for service as Chair), an annual retainer fee for committee service as (i) Audit Committee member ($10,000) or Chair ($35,000; currently Ms. Williams); (ii) Compensation Committee member ($7,000) or Chair ($22,000; currently Mr. Crowley); (iii) Nominating and Corporate Governance Committee member ($5,000) or Chair ($13,000; currently Mr. Kishbauch); (iv) Science Committee member ($10,000) or Chair ($35,000; currently Dr. Scheinberg); and (v) Compliance Committee member ($5,000) or Chair ($13,000; currently Mr. Campbell); and

●

a fully-vested option for 25,000 common shares (55,000 in the case of the Chair) and, for newly-appointed directors joining the Board, a one-time option for 40,000 common shares vesting over five years.

Option awards for Board service are granted under the 2005 Plan or, after the 2018 annual meeting, the 2018 Plan (or any successor plan thereto). These options each have a ten-year term and have an exercise price equal to the closing price of our stock on the grant date. These options will generally become fully vested upon a termination of the director’s service on the Board due to death or disability or certain transactions that constitute a change in control of the Company.

OUR COMPANY

OUR EXECUTIVE OFFICERS

We set forth below information concerning our executive officers other than Mr. Baker. There are no family relationships between any of our directors and executive officers. None of the organizations identified below with which an officer has previously been employed or associated is a parent, subsidiary or affiliate of the Company. None of our officers have been involved in any legal proceedings during the last ten years that are material to such officer’s ability or integrity. Background information for Mr. Baker is provided above in Our Board Of Directors — Who We Are.

Name	Position with the Company
Asha Das	Chief Medical Officer
Patrick Fabbio	Executive Vice President and Chief Financial Officer
Benedict Osorio	Chief Operating Officer
Bryce Tenbarge	Senior Vice President, Commercial
Vivien Wong	Executive Vice President, Development

Dr. Das, 54, joined us in January 2019 as Chief Medical Officer. Dr. Das most recently served as Tocagen Inc.’s Chief Medical Officer, where she led the development of the company’s cancer-selective gene therapy platform. From April 2008 to April 2015, Dr. Das served at Genentech Inc., a member of the Roche Group, in positions of increasing responsibility, initially as Associate Medical Director and ultimately as Group Medical Director. She was responsible for leading activities related to the approval and launch of Avastin in recurrent glioblastoma, expansion into platinum-resistant ovarian cancer and metastatic cervical cancer as well as clinical activities related to TECENTRIQ®. From 2005 to 2008, Dr. Das served as Associate Medical Director at Eisai Inc., a pharmaceutical company, where she focused on clinical activities related to the oncology therapeutics HALAVEN® and LENVIMA™. Prior to that, Dr. Das was head of the neuro-oncology program at Cedars-Sinai Medical Center.

Dr. Das is certified in neurology by the American Board of Psychiatry and Neurology and in the sub-specialty of neuro-oncology by the United Council for Neurologic Subspecialties and previously served as a clinical fellow in neuro-oncology at Massachusetts General Hospital. Dr. Das completed her residency in neurology at Cornell Medical Center and has held academic appointments at the University of California, Los Angeles; University of California, San Francisco; and National University of Singapore. Dr. Das obtained her medical degree and bachelor’s degree from Cornell University.

Mr. Fabbio, 51, joined us in November 2015 as Senior Vice President and Chief Financial Officer. Prior to joining us, he was Chief Financial Officer of electroCore, a privately-held bioelectric medicine healthcare company, and Vice President, Finance for NPS Pharmaceuticals, Inc., a previously-Nasdaq listed global rare disease company. Mr. Fabbio has more than 20 years of financial leadership experience in both public and private life science and pharmaceutical companies including: Vice President, Finance, Catalent, Inc.; Chief Financial Officer of Ikano Therapeutics Inc.; senior corporate finance, commercial, and transactional roles at Sanofi SA; and Corporate Controller for Biomatrix Inc., a publicly traded biotechnology company that was acquired by Genzyme. He also joined the board of directors of BeyondSpring Inc. on January 1, 2018. He graduated from Pace University with a B.B.A. in Accounting and from the Stern School of Business at New York University with an M.B.A. in Finance. He received his certified public accountant license in New Jersey.

Mr. Osorio, 62, initially joined us in July 2005 until October 2012 and returned in February 2018, and is currently our Chief Operating Officer (“COO”). He has over three decades of experience in pharmaceutical quality control and quality assurance, including service as Vice President, Quality Assurance at Acorda Therapeutics, Vice President, Quality Assurance at Achillion Pharmaceuticals, Inc., Vice President, Quality Operations North America at Valeant Pharmaceuticals International, Inc. (which was acquired by Bausch Health Companies Inc. in September 2010), Global Head of Quality for Braeburn Pharmaceuticals, Inc., Senior Consultant at Complya Consulting, Vice President and Senior Vice President, Quality at Progenics Pharmaceuticals, Director and Senior Director at Forest Laboratories, Inc. (which was acquired by Allergen plc in July 2014), various positions of increasing responsibility with The PF Laboratories (a subsidiary of Purdue Pharma L.P.), ultimately as Executive Director, Quality Assurance and analytical chemist with Berlex Laboratories, Inc.. He earned both an M.B.A. and an M.S. in chemistry from Seton Hall University and a B.S. in forensic science from John Jay College of Criminal Justice.

Mr. Tenbarge, 46, joined us in August 2016 and currently serves as Senior Vice President, Commercial. Prior to joining us, he was Vice President of Marketing and Commercialization at Celldex Therapeutics, Inc. a publicly-traded biotechnology company. Mr. Tenbarge has more than 15 years of commercial leadership experience with highly specialized products including: Senior Director of Global Oncology Marketing at Teva Pharmaceuticals Industries Ltd. and a variety of roles of increasing responsibility at Bristol-Myers Squibb Company in professional and payer marketing, market research and business intelligence. Mr. Tenbarge started his career as a commodity trader at Archer Daniels Midland in Chicago prior to receiving his M.B.A. from The Ross School of Business at the University of Michigan.

Dr. Wong, 62, joined us in September 2007 and currently serves as Executive Vice President, Development. For three years prior to joining us, Dr. Wong was Principal at Theritas Pharmaceutical Consultants. From 1989 to 2004, she held positions of increasing responsibility in preclinical development and pharmacology at Emisphere Technologies, Inc., VivoQuest, Inc., and Regeneron Pharmaceuticals, Inc. Dr. Wong has been a co-author on over 30 scientific articles for peer-reviewed journals. She received a B.Sc. in biology from the Mississippi University for Women, a Ph.D. in anatomy and neurobiology from the University of Maryland School of Medicine, and completed a postdoctoral fellowship in neurology at the Albert Einstein College of Medicine.

COMPLIANCE AND CONTROLS

It is common for companies to focus on their strategies and successes when communicating with shareholders. However, companies’ less-showy compliance and control practices also matter to sustainable operations and profitability. Sometimes, when companies are growing, these functions are focused on too little or too late, but that is not the case at Progenics.

We have developed comprehensive policies and procedures designed to enable us to conduct our business at the highest standards of ethical conduct.

●

We have established and maintain a Compliance Program in accordance with the OIG Compliance Program Guidance for Pharmaceutical Manufacturers, published by the Office of Inspector General, U.S. Department of Health and Human Services.

●	The Compliance Program supports our efforts to ensure we operate in accordance with the Code and the policies and procedures established in support of this Code.

●

The Compliance Program is overseen by our Board-level Audit Committee. The charter for this committee is publicly available on the Investors — Corporate Governance section of our website at www.progenics.com.

●	Our Audit Committee ensures implementation and ongoing development of the Compliance Program.

●	We have appointed a Compliance Officer who is charged with day-to-day development, implementation, and monitoring of the Compliance Program.

●

We educate and train all of our employees, including management, on their responsibilities and obligations as per our Compliance Program, the Code, and all applicable laws, rules and regulations. Training is undertaken annually.

●

We maintain a confidential, toll-free compliance hotline to which any employee or person outside of the Company may anonymously report any concern or suspected violation of our Compliance Program, the Code, and all applicable laws, rules and regulations.

●	We maintain confidentiality and non-retaliation policies in the event of a reported violation.

●	Our Compliance Program includes monitoring and auditing to evaluate adherence to all relevant policies and procedures.

●

When we become aware of potential violations of applicable laws, rules, or regulations or company policies or procedures, we are committed to prompt investigation. We document the conduct of all investigations.

●

Where appropriate, we utilize disciplinary action consistent with company policy to address and violations of conduct and to deter future violations. We also work to determine the root cause of the violation and take appropriate corrective action designed to prevent future violations.

Our compliance and controls practices include the retention of an independent registered public accounting firm.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We are an oncology company focused on the development and commercialization of innovative targeted medicines and artificial intelligence to find, fight and follow cancer. Our pipeline includes therapeutic agents designed to precisely target cancer (1095 and PSMA TTC), as well as a prostate-specific membrane antigen (“PSMA”) targeted imaging agent for prostate cancer (PyLTM). We compete with biopharmaceutical companies of all sizes to attract employees with the skills and expertise necessary to develop and commercialize drugs and achieve our objectives. Since the funds we can use for compensation are limited, we have worked to develop a compensation program that allows us to attract and retain talented individuals with the essential experience and skills we need at the executive level while being mindful of our limited resources. This Compensation Discussion and Analysis outlines, among other things, our compensation philosophy, objectives and processes as they relate to our NEOs in 2018: Mark R. Baker, our CEO; Patrick Fabbio, our Chief Financial Officer (“CFO”); Benedict Osorio, our COO; Bryce Tenbarge, our Senior Vice President, Commercial; and Vivien Wong, our Executive Vice President, Development.

Compensation Summary. As a development stage pharmaceutical company, our time-line for performance achievement is very long and depends strongly on our progress against development and commercialization goals, while managing expenses and retaining top talent. Furthermore, our stock price is a meaningful measure of our progress against these goals. As such, our executive compensation program is designed around these factors. Our program combines base salary with an annual bonus opportunity and long-term equity incentives, primarily in the form of stock options. We strive to conserve cash resources by setting base salaries and total cash compensation at what we deem an appropriate level in view of market compensation data in our industry and other factors as discussed below, while providing meaningful long-term equity opportunities for our executives.

Pay Element	Description	2018 Outcome
Base Salary	Fixed Annual Cash Compensation	3% annual salary increase for the CEO and other NEOs, with the exception of recently hired or newly promoted executives.
Annual Incentive

Variable Annual Cash Compensation

Company Performance:

●   100% Weighting for CEO / 75% Weighting for other NEOs

●   Includes two pipeline goals, one commercialization goal, and one financial goal

Individual Performance

●   0% weighting for CEO / 25% Weighting for other NEOs

CEO’s 2018 Payout: 91% of target Other NEO 2018 Payouts: 97.0% to 99.5% of target
Long-Term Incentive	Variable Long-Term Equity Compensation 100% Stock Options ● Vest Ratably Annually over 3 Years	NEOs’ 2018 stock option grant date fair value set 32.4% lower than their 2017 awards

Performance Overview. We made significant progress in achieving strategic objectives and program development in 2018. During 2018, RELISTOR® annual net sales totaled $99.4 million (as reported by our partner, Bausch Health Companies Inc. (“Bausch”, which is the predecessor of Valeant Pharmaceuticals International, Inc.)).

In December 2018, we entered into an exclusive license agreement with Curium, the largest global nuclear medicine company formed through the union of Mallinckrodt and IBA Molecular, to develop, manufacture and commercialize PyL in Europe. Under the terms of the collaboration, Curium will be responsible for the development, regulatory approvals and commercialization of PyL in Europe while we are entitled to royalties on net sales. We understand from Curium that Curium plans to meet with European regulators in 2019 to agree upon the regulatory path forward for PyL in the territory.

In December 2018, we announced the first patient was dosed in the Phase 3 CONDOR trial evaluating the diagnostic performance and clinical impact of PyL, the Company’s PSMA-targeted small molecule PET/CT imaging agent designed to visualize prostate cancer. The Phase 3 CONDOR trial is a multi-center, open label trial that will enroll approximately 200 male patients with biochemical recurrence of prostate cancer in 14 sites in the United States and Canada. The Company expects to complete enrollment in the fourth quarter of 2019 and report data in early 2020.

On September 12, 2018, we announced top line data from our Phase 3 study of 1404, our PSMA-targeted small molecule SPECT/CT imaging agent that is designed to visualize prostate cancer. After review of the results of its Phase 3 study of 1404 and an assessment of the PSMA-targeted imaging agent commercial landscape, we decided to focus our efforts on PyL, a PSMA-targeted PET/CT imaging agent, and not further invest in 1404.

On July 30, 2018, the FDA approved the New Drug Application (“NDA”) for AZEDRA (iobenguane I 131) 555 MBq/mL injection for intravenous use. AZEDRA, which is a registered trademark, is a radiotherapeutic that is indicated for the treatment of adult and pediatric patients 12 years and older with iobenguane scan positive, unresectable, locally advanced or metastatic pheochromocytoma or paraganglioma who require systemic anticancer therapy. AZEDRA is the first and only FDA-approved therapy for this indication. AZEDRA’s approved U.S. label and full U.S. prescribing information is available at www.AZEDRA.com.

At the same time, we continued our focus on cost control and maintaining a sustainable cash burn rate and strong balance sheet.

We believe our program strongly links executive compensation with our performance. We have adopted a formal annual incentive plan based on metrics established by the Compensation Committee to provide a framework to determine annual bonus payments to NEOs and other key employees. As part of that process, we establish annual goals and objectives for the Company, and, as discussed below, determine bonuses based on how well we performed against these goals and objectives as determined by the Compensation Committee. For NEOs other than Mr. Baker, the annual bonus is also based on the Compensation Committee’s assessment of the executive’s individual performance during the year. We believe the annual bonus plan helps contribute to our growth and the creation of value for our shareholders.

A significant percentage of our NEOs’ compensation is provided in the form of stock options that we believe further align their interests with those of our shareholders. The options we grant to our NEOs have an exercise price equal to the closing price of our Common Stock on the date of grant and will therefore have value only if our stock price increases. The options vest over a multi-year period to provide an additional retention incentive for our executives.

Elements of Compensation. We utilize a compensation structure that primarily includes base salary, an annual bonus opportunity and long-term incentives. These elements are designed to reward (i) core competence demonstrated in light of the executive’s duties and responsibilities (base salary), (ii) decision-making that supports our annual product, development and financial goals (annual bonus), and (iii) a focus on building shareholder value over the long term in a sustainable manner by making decisions that will not sacrifice long-term prospects for a particular short-term achievement or goal (long-term incentives).

Base Salary. In setting levels of base salary for our executives, the Compensation Committee generally takes into account the individual’s role and responsibilities, experience, expertise, individual performance and tenure. The Compensation Committee’s view is that the NEO’s base salaries should generally be set around the median level for the executive’s position relative to the peer data provided by the Compensation Committee’s consultant.

The Compensation Committee approved the following base salary levels for the NEOs for 2018, in each case representing an increase of 3.0% over the executive’s 2017 base salary, except that Mr. Tenbarge received an increase of 13% in light of his promotion to Senior Vice President, Commercial in March 2018: Mr. Baker $632,755; Mr. Fabbio $386,550; Mr. Tenbarge $380,000; and Dr. Wong $419,683. Mr. Osorio was rehired in February 2018 and his starting base salary was set at $355,000. The Compensation Committee determined in its judgment that each of these 2018 salary levels was appropriate, taking into account the peer company data provided by Frederic W. Cook & Co. (“FW Cook”) and in light of the executive’s tenure in his or her position and the other factors noted above.

Annual Bonus. Beginning in the fourth quarter of each year, the Compensation Committee works collaboratively with senior management to develop corporate goals and objectives for the annual bonus plan that are tied to strategic plans for the coming year. For 2018, the Compensation Committee established two corporate strategic and research and development goals, one commercial goal, and one financial goal to measure the Company’s performance during the year. The table below reflects the weightings for each goal and the achievement scores awarded by the Compensation Committee at the end of the fiscal year in determining the NEOs’ annual cash bonuses:

		Compensation
		Committee	Score
Performance Metric	Weight	Assessment	Awarded
Maximize value of AZEDRA	35%	80% (partially met)	28%
Increase value of pipeline	25%	100%	25%
Business development adds to the Company's pipeline	25%	75% (partially met)	19%
Finance manages expenses and financing	15%	125% (exceeded)	19%
Total	100%		91%

The Compensation Committee’s assessment for each goal was as follows:

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Maximize value of AZEDRA (80% of target): AZEDRA was approved in July 2018. Although there were no sales of AZEDRA in 2018, the Compensation Committee determined the Company partially met the goal due to the build out of commercialization infrastructure, qualification of Centers of Excellence where AZEDRA will be administered, and establishment of pricing and reimbursement coding, and inclusion of AZEDRA in treatment guidelines. The Company also acquired the AZEDRA launch manufacturing facility in Somerset, New Jersey, which gives the Company more control of the AZEDRA manufacturing and distribution process. Additionally, the Company identified a lifecycle management development pathway to pursue multiple additional indications for AZEDRA.

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Increase value of pipeline (100% of target): The Compensation Committee determined that, while our 1404 Phase 3 study did not meet one of the two primary endpoints, the Company did achieve a number of other objectives to help increase the value of its pipeline. Accomplishments include completing enrollment in Phase 2/3 of our PyL study, advancing Phase 3 of the Company’s CONDOR study, completing regulatory filings in order to take steps toward advancing 1095 to a Phase 2 study, and advancing the planning for a RELISTOR proof of concept study in oncology.

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Business development adds to the Company’s pipeline (75% of target): Although the Company did not complete a product or company acquisition during 2018, the Compensation Committee determined that the Company partially met this goal due to the completion of an out-license with Curium to commercialize PyL in Europe.

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Finance manages expenses and financing (125% of target): The Compensation Committee established a goal for the Company to end 2018 with at least $83 million of cash and to meet its operating expense target as per the Board approved budget of $64 million. The Company exceeded its cash target as it ended 2018 with $138 million in cash, and substantially met its operating expense target for the year with $65 million of operating expenses excluding a non-cash impairment charge.

Target bonus amounts were established for each executive based on a percentage of the executive’s base salary and are generally set at levels the Compensation Committee believes to be competitive. For 2018, Mr. Baker’s bonus target was 50% of his base salary, and his bonus opportunity was based entirely on achievement of the corporate goals listed above. The target bonus amounts for the other NEOs were set by the Compensation Committee in its judgment, taking into account Mr. Baker’s recommendations, and are presented in a table below. For each NEO other than Mr. Baker, the target bonus amount was 35% of the executive’s base salary and the bonus opportunity was allocated 75% and 25% to the achievement of corporate goals and the NEO’s individual performance, respectively. For Mr. Osorio, the bonus amount was prorated from his 2018 start date. In each case, the Compensation Committee caps the achievement percentage for each goal at 150% of target, which effectively caps annual incentive bonus payments at 150% of the target award amount regardless of how many goals are met or exceeded. Bonuses are generally paid in the first quarter of the following year.

The actual bonus amounts for the NEOs are determined by the Compensation Committee based on its assessment of achievement of the corporate goals identified above and, for each NEO other than Mr. Baker, the individual NEO’s performance during the year (taking into account the recommendations of Mr. Baker with respect to the individual performance of the NEOs other than himself). In each case, the NEO’s bonus is capped at 150% of the NEO’s target bonus amount. As noted above, the Compensation Committee approved an achievement percentage of 91% for the corporate goals. Consistent with its decision over the last few years, the Compensation Committee did not establish individual goals for the NEOs. Instead, Mr. Baker reviewed with the Compensation Committee the individual performance of each NEO and the NEO’s role in achieving the corporate goals. The Compensation Committee determined in reviewing the performance of the management team it would be appropriate to award each NEO an individual performance factor between 115% and 125% as specified below.

In assessing the 2018 individual performance of each of our NEOs, the Compensation Committee noted in particular:

●

Mr. Fabbio led the successful completion in August 2018 of an underwritten public offering of the Company’s Common Stock, which resulted in gross proceeds of approximately $75 million. Mr. Fabbio also spearheaded the acquisition of a manufacturing site and managed operations within the Company’s budget.

●

Mr. Osorio played a key role in the Company’s responding to the FDA’s information requests related to the AZEDRA filing and obtaining the approval of AZEDRA. Additionally, Mr. Osorio built out the Company’s quality department for the manufacturing and launch of AZEDRA.

●	Mr. Tenbarge built the commercialization team that organized and led the launch of AZEDRA.

●	Dr. Wong led the initiative for the approval of AZEDRA and advanced pipeline initiatives for products such as PyL.

For the individual NEOs, the Compensation Committee awarded annual incentive bonus payments as follows:

NEO	2018 Salary	2018 Bonus Target as % of Salary	2018 Bonus Target	Corporate Weighting x Corporate Score			Individual Weighting x Individual Score			% of Bonus Target Awarded	2018 Bonus Awarded
Mark R. Baker	$632,755	50%	$316,377	100%	x	91%	0%	x	N/A	91.0%	$287,904
Patrick Fabbio	$386,550	35%	$135,293	75%	x	91%	25%	x	125%	99.5%	$134,616
Benedict Osorio (1)	$355,000	35%	$124,250	75%	x	91%	25%	x	125%	99.5%	$106,321
Bryce Tenbarge	$380,000	35%	$133,000	75%	x	91%	25%	x	125%	99.5%	$132,335
Vivien Wong	$419,683	35%	$146,889	75%	x	91%	25%	x	115%	97.0%	$142,482

(1) Mr. Osorio's Bonus amount was prorated to reflect the period of his employment during 2018.

The Compensation Committee may also award discretionary bonuses from time to time as it deems appropriate. In January 2018, the Compensation Committee approved a bonus of $80,000 for Mr. Osorio in connection with his rejoining the Company. Mr. Osorio is obligated to repay his bonus to the Company in case of his voluntary termination of employment within one year of his start date.

Long-Term Incentives. For 2018, as we have done in prior years, we granted long-term incentives to the NEOs in the form of stock options under the 2005 Plan. As a development-stage life science company, we believe stock options provide a strong link to performance as our stock price is closely tied to our performance against research and development goals and is less easily influenced by outside market conditions than for other sectors. The exercise prices of these options were set at the closing price of our Common Stock on the grant date, so the options will only have value if our stock price increases after the grant date, further aligning the interests of our executives with those of our shareholders. The options vest generally in equal annual installments over three years from the date of grant subject to the executive’s continued employment through the vesting date, although the Compensation Committee may establish different vesting requirements as it deems appropriate for a particular award (for example, in connection with a new-hire or promotion grant). The Compensation Committee believes that stock options provide appropriate incentives for executives both to increase value on a long-term basis for our shareholders and to continue in service with us.

When determining the grant levels of long-term incentive awards to our NEOs, the Compensation Committee compares (i) the value of the grant with the value of comparable grants made to executive officers in our peer group as discussed above; (ii) the number of shares granted by position as a percentage of our total common shares outstanding, compared with the applicable percentages of comparable grants made to executives in our peer group; and (iii) the executive’s overall equity incentive opportunity, compared with the applicable overall equity incentive for executives in our peer group. The Compensation Committee believes these comparisons provide a meaningful context for assessing the competitive level of our equity grants and help ensure that we are not at a competitive disadvantage in terms of hiring or retaining key executive talent. As noted above, the Compensation Committee determines the levels of equity grants and other compensation in its judgment, uses the peer group information as background reference only and does not benchmark equity awards at any particular level relative to the peer group.

In March 2018, the Compensation Committee approved grants of stock options to each of the NEOs. Although the number of shares subject to the grant made to each NEO (other than Mr. Osorio) in 2018 was slightly higher than the grant level awarded to the NEO in 2017, the value of each NEO’s 2018 option (based on the grant date fair value of the option as determined for accounting purposes) was approximately 32.4% lower than the value of the NEO’s 2017 option as reflected in the table below.

NEO	2018 Stock Options Granted #	2017 Stock Options Granted #	2018 Stock Options Grant Date Fair Value ($)	2017 Stock Options Grant Date Fair Value ($)	Year over Year Changes in Grant Date Fair Value (%)
Mr. Baker	201,250	175,000	$928,058	$1,373,141	(32.4%	)
Mr. Fabbio	94,875	82,500	$437,513	$647,338	(32.4%	)
Mr. Osorio	100,000	N/A	$461,147	N/A	N/A
Mr. Tenbarge	75,900	66,000	$350,011	$517,870	(32.4%	)
Dr. Wong	94,875	82,500	$437,513	$647,338	(32.4%	)

As Mr. Osorio had rejoined the Company in February 2018, the Compensation Committee approved a new grant to him of 100,000 options that will vest over a five-year period. More information on the options granted to our NEOs during 2018 and awards outstanding from prior grants are presented in the Grants of Plan-Based Awards in 2018 and Outstanding Equity Awards at Fiscal Year-End tables, below.

We generally grant annual equity awards near the beginning of the year (typically in March) to coincide with other compensation decisions. We may also grant awards to newly-hired employees or at other times during the year as deemed appropriate by the Compensation Committee.

Retirement, Welfare Benefits. We make available to our NEOs retirement and welfare benefits, consisting of participation in, and partial matching contributions by us to, our 401(k) retirement plan and access to medical, dental, and other welfare plans, all of which are available to all full-time employees. NEOs also receive reimbursement of premiums for enhanced life and disability insurance, totaling less than $10,000 per NEO, and we generally do not provide material perquisites to our NEOs. This approach is consistent with our view that company resources are generally best utilized in research, development and commercialization efforts. The total of these benefits in 2018 for each NEO is presented in the Summary Compensation Table, below.

Severance Benefits; No Tax Gross-Ups. We do not have employment or other severance agreements with any of our NEOs, although we do provide accelerated vesting of equity awards if an NEO is terminated by the Company without cause in connection with a change in control. We do not provide any of our executives with reimbursements or “gross-up” payments for any taxes incurred pursuant to Section 280G of the IRC or otherwise.

Compensation and Risk. We do not believe, given the nature of our activities and the manner in which our employees are compensated, that risks arising from our compensation policies and practices relating to all of our employees are reasonably likely to have a material adverse effect on us. As described above, the Compensation Committee establishes multiple performance goals for the annual incentive plan and believes that this structure mitigates the risk associated with overemphasis on a particular performance metric. In its assessment of the achievement of these annual performance goals, the Compensation Committee caps the annual incentive bonus payments at 150% of the target award amount regardless of how many goals are met or exceeded. A significant portion of our NEOs’ compensation is in the form of equity-based awards that are intended to further align the interests of our executives with those of our shareholders and provide additional incentives to focus on the long-term success of our company.

Tax Considerations. Federal income tax law generally prohibits a publicly-held company from deducting compensation paid to a current or former named executive officer that exceeds $1 million during the tax year. Certain awards granted before November 2, 2017 that were based upon attaining pre-established performance measures that were set by the Compensation Committee under a plan approved by the Company’s shareholders, as well as amounts payable to former executives pursuant to a written binding contract that was in effect on November 2, 2017, may qualify for an exception to the $1 million deductibility limit. As one of the factors in its consideration of compensation matters, the Compensation Committee notes this deductibility limitation. However, the Compensation Committee has the flexibility to take any compensation-related actions that it determines are in the best interests of the Company and our shareholders, including awarding compensation that may not be deductible for tax purposes. There can be no assurance that any compensation will in fact be deductible.

Executive Compensation Philosophy and Process

Executive Compensation Objectives. We seek to achieve the following broad goals in our executive compensation programs and decisions regarding individual compensation:

●	Attract and retain executives critical to our overall success.

●	Reward executives for contributions to achieving strategic goals that enhance shareholder value.

●	Foster and maintain a company culture of ownership, creativity and innovation.

●	Motivate our NEOs to achieve critical long- and short-term development, product and financial milestones set by the Board in consultation with management.

General Compensation Process. The Compensation Committee is responsible for determining the elements and levels of compensation for our NEOs. In doing so, it reviews our corporate performance against financial and corporate achievement measures, assesses individual performance and evaluates recommendations of the CEO regarding compensation for other NEOs.

The process the Compensation Committee followed in assessing the NEOs’ and the Company’s performance for 2018 began, as has been the Compensation Committee’s practice in the past, with meetings in early 2018 that were principally focused on approving bonuses relating to 2017 performance and establishing 2018 salary, target bonus and equity grant levels. In those meetings, Mr. Baker was invited to make an oral presentation and submit to the Compensation Committee written materials regarding the performance of the NEOs and other officers, his views regarding the performance of the Company, and his assessment of his own performance. Mr. Baker neither participated in nor was present for decisions regarding his own compensation.

To assist in its deliberations regarding executive compensation for 2018, the Compensation Committee directly engaged FW Cook as its compensation consultant. FW Cook does not undertake any work for us other than its services for the Compensation Committee. The Compensation Committee has determined that FW Cook is independent and that its services do not raise any conflict of interest with us or any of our executive officers or directors. In carrying out its work for the Compensation Committee, FW Cook interacts from time to time directly with our management, as it determines appropriate, regarding its work product prior to presentation to the Compensation Committee in order to confirm alignment with our business strategy and obtain data or information necessary for its work.

FW Cook reviewed and discussed with the Compensation Committee competitive market compensation data for consideration when determining different levels and mix of compensation for 2018. The Compensation Committee reviewed publicly available compensation information of executive officers of a peer group of companies within the biotechnology industry, selected by the Compensation Committee with FW Cook’s assistance, that were similar to the Company in size, business model and state of development. In selecting the peer group, we typically focus on companies with one-year average market capitalization of 0.2 to 5 times our one-year average market capitalization, total employees of 0.5 to 2 times our total employees and three-year average revenues of 0.4 to 2.5 times our three-year average revenue. We use averages for revenues and market capitalization because of the high volatility of these metrics at early-stage life sciences companies. We may also make exceptions to these parameters in certain cases as the Compensation Committee determines appropriate.

For 2018, the peer group companies consisted of the following companies:

Agenus Inc.	MacroGenics, Inc.
Array Biopharma Inc.	OncoMed Pharmaceuticals, Inc.
BioCryst Pharmaceuticals, Inc.	Rigel Pharmaceuticals, Inc.
BioDelivery Sciences International, Inc.	Sucampo Pharmaceuticals, Inc.
CTI BioPharma Corp.	Vanda Pharmaceuticals, Inc.
Curis, Inc.	Xencor, Inc.
GTx Inc.	XOMA Corporation
Immunomedics Inc.

The peer company compensation data provided by FW Cook is used by the Compensation Committee as a general reference point in its compensation review. The Compensation Committee does not set compensation levels at any specific level or percentile against this compensation data (i.e., the Compensation Committee does not “benchmark” our executive compensation levels). The peer group data is only one point of information taken into account by the Compensation Committee in making compensation decisions as noted below.

In addition to Mr. Baker’s recommendations regarding the other NEOs and its review of market data, the Compensation Committee considered various other factors in setting the NEOs’ 2018 target compensation opportunities such as the individual’s corporate roles and responsibilities, particular experience and expertise, performance and specific duties, the scope of his or her position and the department(s) or group(s) for which he or she had responsibility, our overall corporate financial performance and the progress of our research and development programs and strategic initiatives during the year. The Compensation Committee does not assign any particular weighting to any factor and has discretion to consider whatever factors it may deem relevant to a particular decision. Except as otherwise noted in this Compensation Discussion and Analysis, decisions by the Compensation Committee are subjective and the result of the Compensation Committee’s business judgment, which is informed by the experiences of the members of the Compensation Committee as well as analysis and input from, and comparable peer data provided by, the Compensation Committee’s independent compensation consultants.

Shareholder Advisory Vote on Executive Compensation

We provide our shareholders with the opportunity to cast an annual advisory vote to approve our executive compensation program (referred to as a “say-on-pay proposal”). At our annual meeting of shareholders held in June 2018, approximately 98.3% of the votes actually cast on the say-on-pay proposal were voted in favor of the proposal. The Compensation Committee believes these strong results affirm shareholders’ support of our approach to our executive compensation program. In general, the Compensation Committee did not change its approach in 2018 and believes the program in place reflects the goals of our program and best practices in the market. The Compensation Committee will continue to consider the outcome of our say-on-pay proposals when making future compensation decisions for the NEOs.

Summary Compensation Table – 2016 – 2018

The table and footnotes below describe the total compensation paid to our NEOs for the years 2018, 2017, and 2016 as identified in the table below. As reflected in the table and discussed above in the Compensation Discussion and Analysis, we compensate these executive officers primarily with a combination of cash and stock options, the latter of which is presented in this table in dollar values (see note 1 and the equity compensation tables that follow). We did not issue any other types of equity awards (such as restricted stock or stock unit awards) in 2018.

Name and Principal Position	Year	Salary	Bonus (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (1)	All Other Compensation (3)	Total
Mark R. Baker	2018	$632,755	$-	$928,058	$287,904	$18,693	$1,867,410
Chief Executive Officer	2017	$614,325	$-	$1,373,141	$307,163	$18,507	$2,313,136
	2016	$593,551	$53,224	$556,774	$296,776	$19,093	$1,519,418

Patrick Fabbio (4)	2018	$386,550	$-	$437,513	$134,616	$15,472	$974,151
Executive Vice President and	2017	$375,291	$-	$647,338	$131,352	$15,185	$1,169,166
Chief Financial Officer	2016	$362,600	$-	$262,479	$134,842	$11,629	$771,550

Benedict Osorio (5)	2018	$305,391	$80,000	$461,147	$106,321	$14,555	$967,414
Chief Operating Officer

Bryce Tenbarge	2018	$374,972	$-	$350,011	$132,335	$11,746	$869,063
Senior Vice President, Commercial	2017	$336,375	$-	$517,870	$109,339	$11,436	$975,020
	2016	$118,333	$-	$346,852	$52,821	$691	$518,697

Vivien Wong	2018	$419,683	$-	$437,513	$142,482	$18,045	$1,017,723
Executive Vice President,	2017	$407,459	$-	$647,338	$151,524	$17,971	$1,224,292
Development	2016	$390,152	$-	$262,479	$146,400	$18,578	$817,609

(1)

The amounts reported in the “Non-Equity Incentive Plan Compensation” column represent cash bonuses awarded under our annual incentive plan, while the amounts in the “Bonus” column represent discretionary bonuses awarded to certain NEOs during the applicable fiscal year. Each of the NEOs’ 2018 bonuses is described in the Compensation Discussion and Analysis above.

(2)

The amounts reported in this column for each NEO reflect the aggregate grant date fair value of stock options granted to the NEO during the applicable fiscal year. The fair values were determined based on the assumptions for calculating expense amounts as set forth in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the relevant years (For 2018 grants, see Note 11 – Stock-Based Compensation, in our 2018 Annual Report, filed with the SEC on March 15, 2019). Additional information on the 2018 awards is included in the Grants of Plan-Based Awards for 2018 and Outstanding Equity Awards at 2018 Fiscal Year-End tables, below.

(3)

The amounts reported in this column for 2018 for each NEO include our matching contribution under our 401(k) Plan in the amount of $12,250 for Mr. Baker, $12,250 for Mr. Fabbio, $8,875 for Mr. Osorio, $9,250 for Mr. Tenbarge, and $11,450 for Dr. Wong. This column also includes payments of premiums for enhanced life and disability insurance for Mr. Baker ($6,443), Mr. Fabbio ($3,222), Mr. Osorio ($5,680), Mr. Tenbarge ($2,496), and Dr. Wong ($6,595).

(4)	Mr. Fabbio was promoted from Senior Vice President to Executive Vice President on March 1, 2019.

(5)	Mr. Osorio joined us as Senior Vice President, Quality in February 2018 and was promoted to COO on March 1, 2019.

Employment Letters

In connection with his appointment as Senior Vice President and CFO in November 2015, we entered into an offer letter with Mr. Fabbio. The letter provides for a starting annual base salary of $350,000 and eligibility to participate in our annual cash incentive plan, with a target bonus opportunity equal to 35% of base salary. Mr. Fabbio was promoted to Executive Vice President and CFO on March 1, 2019. The Compensation Committee increased Mr. Fabbio’s base salary most recently to $427,012 per year for 2019. The letter includes certain non-competition, non-solicitation, and other restrictive covenants in our favor.

In connection with his appointment as Vice President, Commercial in August 2016, we entered into an offer letter with Mr. Tenbarge. The letter provides for a starting annual base salary of $325,000 and eligibility to participate in our annual cash incentive plan, with a target bonus opportunity equal to 30% of base salary. Mr. Tenbarge was promoted to Senior Vice President, Commercial on March 1, 2018. The Compensation Committee increased Mr. Tenbarge’s base salary most recently to $395,200 per year for 2019. The letter includes certain non-competition, non-solicitation, and other restrictive covenants in our favor.

In connection with his appointment as Senior Vice President, Quality in February 2018, we entered into an offer letter with Mr. Osorio. The letter provides for a starting annual base salary of $355,000, sign on bonus of $80,000 and eligibility to participate in our annual cash incentive plan, with a target bonus opportunity equal to 35% of base salary. Mr. Osorio was promoted to COO on March 1, 2019. The Compensation Committee approved Mr. Osorio’s promotion to COO and increased his base salary most recently to $394,200 per year for 2019. The letter includes certain non-competition, non-solicitation, and other restrictive covenants in our favor.

Grants of Plan-Based Awards in 2018

The following table sets forth information regarding grants of incentive compensation awards we made to our NEOs during 2018.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of	Exercise or Base Price of	Grant Date Fair Value of Stock and
		Threshold	Target	Maximum	Securities Underlying	Option Awards	Option
Name	Grant Date	($)	($)	($)	Options (#)(2)	($/Share)	Awards(3)
Mr. Baker	3/1/2018				201,250	$6.62	$928,058
	N/A	-	$316,377	$474,566
Mr. Fabbio	3/1/2018				94,875	$6.62	$437,513
	N/A	-	$135,293	$202,939
Mr. Osorio	3/1/2018				100,000	$6.62	$461,147
	N/A	-	$124,250	$186,375
Mr. Tenbarge	3/1/2018				75,900	$6.62	$350,011
	N/A	-	$133,000	$199,500
Dr. Wong	3/1/2018				94,875	$6.62	$437,513
	N/A	-	$146,889	$220,334

____________

(1)

These columns reflect opportunities to receive a bonus under our annual incentive plan for 2018. The terms of the plan are described in the Annual Bonus discussion under Compensation Discussion and Analysis, above.

(2)

These option grants vest in equal annual installments over the three-year period beginning March 1, 2018 (except that Mr. Osorio’s grant vests over five years). In each case, vesting is contingent on the executive’s continued employment through the vesting date.

(3)	These amounts reflect the aggregate grant date fair value of the award determined based on the assumptions described in note 1 to the Summary Compensation Table above.

Each of the stock option awards reported in the table above was granted under our 2005 Plan. The 2005 Plan is administered by the Compensation Committee, which has authority to interpret the plan provisions and make all required determinations. Plan awards are generally only transferable to a beneficiary of an awardee upon his or her death or, in certain cases, to family members for tax or estate planning purposes. If there is a Change of Control of the Company, the Compensation Committee may provide for the treatment of outstanding awards upon the transaction, including acceleration of vesting, elimination, or modification of performance or other conditions, extension of time to exercise or realize gain, acceleration of payment or cash settlement. The Compensation Committee has determined that all outstanding stock incentive awards held by a Company employee will vest in full if the employee is Terminated without Cause during the one-year period following a Change of Control (as such terms are defined in the 2005 Plan and our form of stock incentive award agreement).

Outstanding Equity Awards at 2018 Fiscal Year-End

The table below sets forth information regarding unexercised stock options held by our NEOs as of December 31, 2018. None of our NEOs held any unvested restricted stock or stock unit awards at December 31, 2018.

	Option Awards
Name	No. of Securities Underlying Unexercised Options (#) Exercisable	No. of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: No. of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date
Mr. Baker	-	201,250	(1)	-	$6.62	3/1/2028
	58,333	116,667	(2)	-	$11.32	3/1/2027
	116,666	58,334	(3)	-	$4.52	3/1/2026
	132,000	-		-	$6.65	3/2/2025
	132,000	-		-	$4.70	3/3/2024
	120,000	-		-	$5.03	4/3/2023
	66,666	-		-	$9.81	3/1/2022
	62,500	-		-	$7.40	7/1/2021
	46,875	-		-	$7.40	7/1/2021
	200,000	-		-	$7.66	6/8/2021
	125,000	-		-	$5.35	7/1/2020
	150,000	-		-	$5.35	7/1/2020

Mr. Fabbio	-	94,875	(1)	-	$6.62	3/1/2028
	27,500	55,000	(2)	-	$11.32	3/1/2027
	55,000	27,500	(3)	-	$4.52	3/1/2026
	75,000	50,000	(4)	-	$6.77	12/1/2025

Mr. Osorio	-	100,000	(6)	-	$6.62	3/1/2028

Mr. Tenbarge	-	75,900	(1)	-	$6.62	3/1/2028
	22,000	44,000	(2)	-	$11.32	3/1/2027
	30,000	45,000	(5)	-	$6.77	10/3/2026

Dr. Wong	-	94,875	(1)	-	$6.62	3/1/2028
	27,500	55,000	(2)	-	$11.32	3/1/2027
	55,000	27,500	(3)	-	$4.52	3/1/2026
	66,000	-		-	$6.65	3/2/2025
	52,800	-		-	$4.70	3/3/2024
	75,000	-		-	$4.70	3/3/2024
	48,000	-		-	$5.03	4/4/2023
	40,000	-		-	$9.81	3/1/2022
	60,000	-		-	$7.40	7/1/2021
	25,000	-		-	$4.83	11/1/2020
	6,000	-		-	$5.35	7/1/2020
	3,375	-		-	$5.33	7/1/2019

__________________

(1)      These options vest in three annual installments measured from March 1, 2018.

(2)      These options vest in three annual installments measured from March 1, 2017.

(3)      These options vest in three annual installments measured from March 1, 2016.

(4)      These options vest in five annual installments measured from December 1, 2015.

(5)      These options vest in five annual installments measured from October 3, 2016.

(6)      These options vest in five annual installments measured from March 1, 2018.

Option Exercises and Stock Vested in 2018

None of our NEOs exercised any stock options or held any restricted stock or other stock awards during 2018.

Potential Payments upon Termination or Change in Control

We have no employment or other agreements with any of our NEOs that provide for severance benefits. As a result, the only benefits which the NEOs who are currently employed by us would be entitled to receive upon termination of employment or a change in control of the Company would be accelerated vesting of their equity awards if the executive is terminated by the Company without cause during the one-year period following a change in control, as provided in the applicable award agreements. As of December 31, 2018, the exercise price of each executive’s then-outstanding and unvested stock options was greater than the closing price on that date of $4.20.

As noted above, we do not provide reimbursement or gross-up payments to NEOs for parachute payment taxes incurred in connection with a change in control.

Director Compensation - 2018

For discussion of our director compensation during 2018, see Our Board of Directors — How We Are Paid above.

Equity Compensation Plan Information

The following table sets forth certain information related to our equity compensation plans as of December 31, 2018.

	Number of shares to be issued upon exercise of outstanding options (1)	Weighted average exercise price of outstanding options	Number of shares remaining available for future issuance (excluding securities reflected in first column) (2)
Equity compensation plans approved by stockholders	6,264,288	$6.79	7,742,519
Equity compensation plans not approved by stockholders	-	-	-
Total	6,264,288	$6.79	7,742,519

____________

(1)

Of these shares, 6,208,288 were subject to options granted under the 2005 Plan and 56,000 were subject to options granted under the 2018 Plan. No awards other than stock options were outstanding under any of our plans.

(2)

All of these shares were available for award grant purposes under the 2018 Plan. Subject to certain express limits of the 2018 Plan, shares available under the 2018 Plan generally may be used for any type of award authorized under that plan including options, stock appreciation rights, stock awards, restricted stock and restricted stock units. No new awards will be granted under the 2005 Plan.

Pay Ratio Disclosure

In accordance with Item 402(u) of Regulation S-K, promulgated by the SEC pursuant to the Dodd-Frank Wall Street Reform Act and Consumer Protection Act of 2010, we are required to disclose the ratio of the annual total compensation of Mr. Baker, our CEO, relative to the median annual total compensation of all of our employees (excluding our CEO).

Based on SEC rules for this disclosure and the methodology described below, for 2018, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 11 to 1.

Employee Population. We selected December 31, 2018, which is a date within the last three months of fiscal 2018, as the date we would use to identify our median employee. As of December 31, 2018, our global employee population consisted of 79 full-time employees at Progenics and its consolidated subsidiaries. This includes 67 U.S. employees.

Methodology. In determining the median employee, a list of all employees, exclusive of our CEO, Mr. Baker, was prepared based on all active employees included in our payroll records as of December 31, 2018. We used base compensation as the measure to identify the median employee from this list. Salaries and wages were annualized for those employees who were employed by us on December 31, 2018 but were not employed for the full year of 2018.

Pay-Ratio Calculation. The total annual compensation of the median employee was then calculated in the same manner as the total compensation disclosed for Mr. Baker in the Summary Compensation Table above.

Annual total compensation of Mr. Baker , CEO	$1,867,410
Annual total compensation of the median employee	177,233
Ratio of CEO to median employee compensation	11 : 1

This pay ratio is an estimate calculated in a manner consistent with SEC rules based on the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of September 23, 2019, except as noted, regarding the beneficial ownership of Common Stock by (i) each person or group known to us to be the beneficial owner of more than 5% of Common Stock outstanding, (ii) each of our directors and named executive officers, and (iii) all of our directors and executive officers as a group.

	Shares Beneficially Owned (2)
Name and Address of Beneficial Owner (1)	Number	Percent
BlackRock, Inc. and affiliates (3) 55 East 52nd Street New York, NY 10055	13,530,763	15.66%

Altiva Management Inc. and affiliates (4) 1055b Powers Place Alpharetta, GA 30009	10,161,733	11.76%

Armistice Capital, LLC and affiliates (5) 510 Madison Avenue, 7th Floor New York, NY 10022	5,700,000	6.60%

State Street Corporation and affiliates (6) One Lincoln Street Boston MA 02111	5,151,528	5.96%

Point72 Asset Management, L.P. and affiliates (7) 72 Cummings Point Road Stamford, CT 06902	4,775,000	5.53%

Farallon Capital Management LLC and affiliates (8) One Maritime Plaza Suite 2100 San Francisco, CA 94111	4,675,567	5.41%

Eagle Asst Management (9) 880 Carillon Parkway St. Petersburg, FL 33716	4,495,365	5.20%

Mark R. Baker (10)	1,554,930	1.80%

Bradley L. Campbell (11)	77,332	*

Peter J. Crowley (12)	478,332	*

Karen J. Ferrante (13)	153,332	*

Michael D. Kishbauch (14)	168,674	*

David A. Scheinberg (15)	219,514	*

Nicole S. Williams (16)	168,332	*

Patrick Fabbio (17)	244,125	*

Benedict Osorio (18)	41,202	*

Bryce Tenbarge(19)	114,300	*

Vivien Wong (20)	546,046	*

All directors and executive officers as a group (21)	3,766,119	4.19%

____________

* Less than one percent.

(1)	The address of each beneficial owner who is a director or officer of the Company is in care of the Company.

(2)

With respect to our directors and executive officers, and except as indicated and/or pursuant to applicable community property laws, each shareholder possesses sole voting and investment power with respect to the shares of Common Stock listed. The number of shares of Common Stock beneficially owned includes shares issuable pursuant to stock options held by the shareholder that are currently exercisable (i.e., within 60 days of September 23, 2019). Shares issuable upon exercise of these options are deemed outstanding for computing the percentage of beneficial ownership of the person holding the options but not of any other person. None of the shares held by our directors and executive officers are pledged as collateral.

With respect to other shareholders identified above, the percent reported is calculated by dividing (i) the number of shares reported by the shareholder in the Schedule 13G or Schedule 13D filing described in the related note by (ii) the aggregate number of our common shares outstanding on September 23, 2019, and differs from the Percent of Class reported in the shareholder’s Schedule 13G or Schedule 13D; it assumes that the shareholder continued to own the number shares reported in its Schedule 13G or Schedule 13D on September 23, 2019.

(3)

Based on a Schedule 13G (Amendment No. 6) filed on January 31, 2019, BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A. and BlackRock Investment Management, LLC acquired the securities reported. According to the Schedule 13G, BlackRock, Inc., in its capacity as a parent-holding company of the foregoing BlackRock funds, has sole voting power over 13,069,292 shares of our Common Stock and sole dispositive power over 13,530,763 shares of our Common Stock.

(4)

Based on a Schedule 13D (Amendment No. 3) filed on September 19, 2019, Altiva Management Inc., Velan Capital, L.P., Balaji Venkataraman, Dr. Virinder Nohria, LTE Partners, LLC, LTE Management, LLC, Melkonian Capital Management, LLC and Ryan Melkonian acquired the securities reported. According to the Schedule 13D, Velan Capital, L.P., Altiva Management Inc., as general partner of Velan Capital, L.P., and Balaji Venkataraman, as the sole shareholder of Altiva Management Inc., have sole voting and dispositive power over 8,011,733 shares of our Common Stock, Dr. Virinder Nohria has sole voting and dispositive power over 110,000 shares of our Common Stock, LTE Partners, LLC, LTE Management, LLC, Melkonian Capital Management, LLC and Ryan Melkonian have sole voting and dispositive power over 1,950,000 shares of our Common Stock, Terence Cooke has sole voting and dispositive power over 40,000 shares of our Common Stock, and Gérard Ber has sole voting and dispositive power over 50,000 shares of our Common Stock.

(5)

Based on a Schedule 13G (Amendment No. 1) filed on February 14, 2019, Armistice Capital, LLC, Armistice Capital Master Fund Ltd. and Steven Boyd acquired the securities reported. According to the Schedule 13G, Armistice Capital, LLC, Armistice Capital Master Fund Ltd. and Steven Boyd share voting and dispositive power over the 5,700,000 shares of our Common Stock.

(6)

Based on a Schedule 13G filed on February 14, 2019, SSGA Funds Management, Inc., State Street Global Advisors Limited (UK) and State Street Global Advisors Trust Company acquired the securities reported. According to the Schedule 13G, State Street Corporation, in its capacity as a parent-holding company of the foregoing State Street funds, shares voting power over 4,872,495 shares of our Common Stock and shares dispositive power over the 5,151,528 shares of our Common Stock.

(7)

Based on a Schedule 13G filed on January 2, 2019, Point72 Asset Management, L.P., Point72 Capital Advisors, Inc., Cubist Systematic Strategies, LLC and Steven A. Cohen acquired the securities reported. According to the Schedule 13G, Point72 Asset Management, L.P. and Point72 Capital Advisors, Inc. share voting and dispositive power over the 4,775,000 shares of our Common Stock, Cubist Systematic Strategies, LLC shares voting and dispositive power over 6,895 shares of our Common Stock, and Steven A. Cohen shares voting and dispositive power over 4,781,895 shares of our Common Stock.

(8)

Based on a Schedule 13G filed on June 24, 2019, Farallon Capital Management LLC and affiliates acquired the securities reported. According to the Schedule 13G, Farallon Capital Management LLC and affiliates have shared voting and dispositive power over the 4,675,567 shares of our Common Stock.

(9)

Based on a Schedule 13G (Amendment No. 3) filed on January 16, 2019, Eagle Asset Management, Inc. acquired the securities reported. According to the Schedule 13G, Eagle Asset Management, Inc. has sole voting and dispositive power over the 4,495,365 shares of our Common Stock.

(10)	Includes 161,140 shares outstanding and 1,393,790 issuable upon exercise of currently exercisable options.

(11)	Includes 12,000 shares outstanding and 65,332 shares issuable upon exercise of currently exercisable options.

(12)	Includes 50,000 shares outstanding and 428,332 shares issuable upon exercise of currently exercisable options.

(13)	Consists of 153,332 shares issuable upon exercise of currently exercisable options.

(14)	Consists of 168,674 shares issuable upon exercise of currently exercisable options.

(15)	Includes 56,182 shares outstanding and 163,332 issuable upon exercise of currently exercisable options.

(16)	Includes 5,000 shares outstanding and 163,332 issuable upon exercise of currently exercisable options.

(17)	Includes 244,125 shares issuable upon exercise of currently exercisable options.

(18)	Includes 21,202 shares outstanding and 20,000 issuable upon exercise of currently exercisable options.

(19)	Includes 114,300 shares issuable upon exercise of currently exercisable options.

(20)	Includes 4,121 shares outstanding and 541,925 issuable upon exercise of currently exercisable options.

(21)	Includes 309,645 shares outstanding and 3,456,474 issuable upon exercise of currently exercisable options held by directors, NEOs, and other executive officers of the Company.

GENERAL INFORMATION

The Board of Directors urges you NOT to return any green consent card solicited from you by Velan. If you have previously returned any such consent card you have every right to revoke your consent. Simply complete, sign, date and mail the enclosed WHITE Consent Revocation Card in the postage-paid envelope provided, whether or not you previously returned the green consent card.

For additional information or assistance, please call Progenics’ solicitation agent, MacKenzie Partners, Inc. collect at (212) 929-5500 or toll-free at (800) 322-2885 or by email at PGNX@mackenziepartners.com. The address of MacKenzie Partners, Inc. is 1407 Broadway, 27th Floor, New York, NY 10018.

We appreciate your support and encouragement.

WE URGE SHAREHOLDERS TO REJECT THE VELAN CONSENT SOLICITATION AND REVOKE ANY CONSENT PREVIOUSLY SUBMITTED.

DO NOT DELAY. IN ORDER TO HELP ENSURE THAT THE CURRENT BOARD IS ABLE TO ACT IN YOUR BEST INTERESTS, PLEASE SIGN, DATE AND RETURN THE ENCLOSED WHITE CONSENT REVOCATION CARD AS PROMPTLY AS POSSIBLE.

Certain Relationships and Related Transactions

We have entered into indemnification agreements with each of our directors and executive and other officers. These agreements require us to indemnify such individuals to the fullest extent permitted by Delaware General Corporation Law for certain liabilities to which they may become subject as a result of their affiliation with us.

Our Code, which our Corporate Governance Guidelines make applicable to all directors and employees, including our CEO and CFO, requires all Progenics personnel to act in the best interests of the Company consistent with their duty of loyalty to it, including by avoiding situations and relationships that involve actual or potential conflicts of interest. Situations that could be perceived as conflicts of interest include related party transactions. Our Code requires our personnel who believe they are involved in or become aware of a potential conflict of interest to discuss the matter with the individual’s manager and our General Counsel. Our Audit Committee is required and empowered to meet with our management and independent auditors to review all related party transactions that would be required to be disclosed in our proxy statement for potential conflicts of interest situations and, on an ongoing basis, approve such transactions. The Audit Committee’s policy is to approve only those transactions that are in the best interests of our shareholders. In addition, our Nominating and Corporate Governance Committee is required and empowered to conduct any and all investigations into alleged violations of our Corporate Governance Guidelines or Code, and present the results of such investigations to our Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on our review of the reports under Section 16(a) of the Exchange Act and representations furnished to us with respect to the last fiscal year, we believe that each of the persons required to file such reports timely complied with all applicable filing requirements during 2018. We continue to monitor the effectiveness of our policies and procedures designed to ensure compliance with Section 16 reporting requirements.

Transactions in Stock by Insiders

We have established stock transaction guidelines governing the way in which persons who may be considered insiders (directors, executive officers and certain key employees who we may designate from time to time) may affect transactions in shares of our Common Stock. From time to time, insiders may engage in transactions in our Common Stock in accordance with these guidelines following applicable SEC rules or in pre-arranged stock trading (or 10b5-1) plans.

Rule 10b5-1 plans enable persons who may be considered insiders to establish written pre-arranged stock trading plans which are designed to enable the person to arrange for stock transactions to be executed by a third party (such as a broker) on his or her behalf without violating securities laws prohibiting trading on the basis of material, non-public information. The plans establish predetermined trading parameters (amount, price and date of transactions) that do not permit the person adopting the plan to exercise any subsequent influence over how, when or whether to effect trades. These plans also permit our insiders to gradually diversify their investment portfolios or increase their ownership interest in us and may minimize the market impact of stock trades by spreading them over an extended period of time.

Shareholder Proposals for Inclusion in Proxy Materials

A shareholder seeking to have a proposal included in the proxy statement for our 2020 annual meeting must comply with Rule 14a-8 under the Exchange Act, which sets forth the requirements for including shareholder proposals in Company-sponsored proxy materials. In accordance with Rule 14a-8, for a shareholder proposal to be considered for inclusion in next year’s proxy statement, it must be submitted in writing to our Corporate Secretary no later than Friday, January 31, 2020, which is 120 days prior to the one-year anniversary of the date our proxy statement for the 2019 Annual Meeting was first mailed or made available to shareholders. If we receive notice after that date of a shareholder’s intent to present a proposal at our 2020 annual meeting, we will have the right to exercise discretionary voting authority with respect to such proposal, if presented at the meeting, without including information regarding such proposal in our proxy materials. However, if the date of the 2020 annual meeting changes by more than 30 days from the one-year anniversary of the date of the 2019 annual meeting, then such proposals must be received a reasonable time before the Company begins to print and send its proxy materials for the 2020 annual meeting.

Shareholder Proposals and Nomination of Director Candidates Not Intended for Inclusion in Proxy Materials

A shareholder seeking to present a proposal or nominate a director for election to our Board at the 2020 annual meeting but not intending for such proposal or nomination to be included in the proxy statement for the meeting must comply with the advance notice requirements set forth in our By-Laws. The Company’s By-Laws require a shareholder seeking to present a proposal or nominate a director for the 2020 annual meeting to provide written notice to Progenics’ Corporate Secretary at One World Trade Center, 47th Floor, Suite J, New York, NY 10007 (i) no earlier than Friday, March 13, 2020, 120 days prior to the first anniversary of the 2019 Annual Meeting, and (ii) no later than Sunday, April 12, 2020, 90 days prior to such first anniversary. In order to comply with the advance notice requirements set forth in our By-Laws, shareholders must be a holder of record and must comply with the other requirements of the advance notice requirements included in our By-Laws, which can be found in Section 3.05 (with respect to director nominations) and Section 3.06 (with respect to shareholder proposals). To obtain a copy of the By-Laws at no charge, you may write to Progenics’ Corporate Secretary at the address set forth in this paragraph. A current copy of the By-Laws is also available as Exhibit 3.2 to our Current Report on Form 8-K, as filed with the SEC on April 1, 2019.

Requirements for Director Nominations to be Considered for Inclusion in Proxy Materials (i.e., Proxy Access)

Under certain circumstances specified in the Company’s By-Laws, a shareholder, or group of no more than 20 shareholders, owning at least three percent of Progenics’ outstanding Common Stock continuously for at least the prior three years, may nominate for election to our Board and inclusion in the proxy materials we distribute for our annual meeting of shareholders up to the greater of two directors or 25 percent (rounded down to the nearest whole number) of the number of directors then serving on our Board. Shareholders who wish to nominate persons for election to the Board at the 2020 annual meeting and have those director nominees included in the proxy materials distributed by us for such meeting, must deliver written notice of the nomination to Progenics’ Corporate Secretary at One World Trade Center, 47th Floor, Suite J, New York, NY 10007 no earlier than Wednesday, January 1, 2020 and no later than Friday, January 31, 2020. In the event that the 2020 annual meeting is called for a date that is not within 30 days before or after Saturday, July 11, 2020 (an “Other Meeting Date”), such written notice of nomination must be received not later than the close of business on the later of the date that is 180 days prior to such Other Meeting Date and the 10th day following the day on which the date of such Other Meeting Date is first publicly announced or disclosed by Progenics. Other specifics regarding the foregoing proxy access right, including the required content of the notice and certain other eligibility and procedural requirements, can be found in Section 3.07 of the By-Laws. To obtain a copy of the By-Laws at no charge, you may write to Progenics’ Corporate Secretary at the address set forth in this paragraph. A current copy of the By-Laws is also available as Exhibit 3.2 to our Current Report on Form 8-K, as filed with the SEC on April 1, 2019.

No Appraisal Rights

Under the Delaware General Corporation Law, the Company’s shareholders are not entitled to appraisal rights in connection with the Velan Consent Proposals or this Consent Revocation Statement, and the Company will not independently provide shareholders with any such right.

Householding of Consent Revocation Statement

In order to reduce printing costs and postage fees, we mail only one copy of the Consent Revocation Statement to any one address, unless we receive contrary instructions from any shareholder at that address (known as “householding”).

We will deliver upon written or oral request a separate copy of the Consent Revocation Statement to any shareholder at a shared address to which a single copy of these materials was delivered. If you are a shareholder of record, you may contact us by writing c/o the Corporate Secretary at our corporate headquarters located at One World Trade Center, 47th Floor, Suite J, New York, NY 10007 or by calling us at 646-975-2500. If you are a beneficial but not record owner, you can request additional copies, or you can request householding, by notifying your broker, bank, or nominee.

Requests for Certain Documents

You may obtain without charge the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, or any of the other corporate governance documents referred to in this consent revocation statement, by writing to the Company at: Corporate Secretary, Progenics Pharmaceuticals, Inc., One World Trade Center, 47th Floor, Suite J, New York, NY 10007. These materials are also available on the SEC’s website at www.sec.gov or on the Company’s website at www.progenics.com.

Other Business

The only matters for which the participants intend to solicit revocations of consents are set forth in this Consent Revocation Statement. However, if consents are solicited by Velan or any other person on any other matter, the participants may determine that it is in the best interests of the Company and its shareholders to solicit revocations of consents with respect to such additional matters.

CONTACT FOR QUESTIONS AND ASSISTANCE IN REVOKING CONSENT

If you have any questions or require any assistance with revoking consent of your shares, or if you need additional copies of the consent revocation materials, please contact:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, New York 10018

(212) 929-5500 or (800) 322-2885

Email: PGNX@mackenziepartners.com

By order of the Board of Directors,

Patrick Fabbio

Secretary

New York, New York

[___], 2019

APPENDIX A: SUPPLEMENTAL INFORMATION REGARDING PARTICIPANTS

The following tables (“Directors” and “Officers and Employees”) set forth the name, principal business address and the present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which their employment is carried on, of our directors, nominees, officers and employees who, under the rules of the SEC, are “participants” in our solicitation of revocations of consent.

Directors

The principal occupations of our directors who are “participants” in our consent revocation are set forth under the section above titled “Our Board of Directors” of this Consent Revocation Statement. The business address of each director is c/o Progenics Pharmaceuticals, Inc., One World Trade Center, 47th Floor, Suite J, New York, NY 10007. The name and principal occupation of the organization of employment of our directors and nominees are as follows:

Name	Occupation
Peter J. Crowley*	Advisory Partner, WindRose Health Investors; and Operating Partner, JH Partners LLC
Mark R. Baker	Chief Executive Officer, Progenics Pharmaceuticals, Inc.
Bradley L. Campbell	President and Chief Operating Officer, Amicus Therapeutics, Inc.
Karen J. Ferrante	Retired Head of Research and Development and Chief Medical Officer, Tokai Pharmaceuticals, Inc.
Michael D. Kishbauch*	Retired Chief Executive Officer, Achillion Pharmaceuticals, Inc.
David A. Scheinberg

Vincent Astor Chair and Member of the Leukemia Service; Chairman of the Molecular Pharmacology Program; and Chairman of the Experimental Therapeutics Center, Sloan-Kettering Institute for Cancer Research

Nicole S. Williams	Retired Chief Financial Officer, Abraxis BioScience Inc.

_______________

*	Messrs. Crowley and Kishbauch are in the process of transitioning their responsibilities to the remaining members of the Board. However, they are deemed as participants in their capacity as directors.

Officers and Employees

The positions of our officers and employees who are “participants” in our solicitation are as follows. The business address of each officer and employee is c/o Progenics Pharmaceuticals, Inc., One World Trade Center, 47th Floor, Suite J, New York, NY 10007.

Name	Position
Mark R. Baker	Chief Executive Officer
Patrick Fabbio	Chief Financial Officer
Bryce Tenbarge	Senior Vice President, Commercial
Melissa Downs	Associate Director, Investor Relations

A-1

Information Regarding Ownership of Progenics Securities By Participants as of September 23, 2019

The following table sets forth information regarding purchases and sales of the Company’s securities by the persons listed above under “Directors” and “Officers and Employees,” within the past two years. No part of the purchase price or market value of these securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities. From time to time, the Company has granted awards of stock options to certain participants and, other than the information provided below, no participants have exercised any previously-awarded stock options since at least January 1, 2017.

Name	Date	Title of Security	Number of Shares	Transaction
Peter J. Crowley	6/27/2019	Common Stock	50,000	Exercise of non-qualified stock option
Bradley L. Campbell	7/3/2019	Common Stock	12,000	Exercise of non-qualified stock option
David A. Scheinberg	7/1/2019	Common Stock	10,000	Exercise of non-qualified stock option
Peter J. Crowley	7/11/2019	Common Stock	55,000	Grant of non-qualified stock option
Bradley L. Campbell	7/11/2019	Common Stock	25,000	Grant of non-qualified stock option
Karen J. Ferrante	7/11/2019	Common Stock	25,000	Grant of non-qualified stock option
Michael D. Kishbauch	7/11/2019	Common Stock	25,000	Grant of non-qualified stock option
David A. Scheinberg	7/11/2019	Common Stock	25,000	Grant of non-qualified stock option
Nicole S. Williams	7/11/2019	Common Stock	25,000	Grant of non-qualified stock option

The following table summarizes the shares of common stock beneficially owned by Ms. Downs as of September 23, 2019:

Name	Shares Beneficially Owned
Melissa Downs	12,177

Except as disclosed in this Consent Revocation Statement, to the Company’s knowledge:

●	No Participant owns any securities of Progenics of record that such Participant does not own beneficially.
●

No Participant is, or was within the past year, a party to any contract, arrangements or understandings with any person with respect to any securities of Progenics, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

●

No associate of any Participant owns beneficially, directly or indirectly, any securities of Progenics. No Participant owns beneficially, directly or indirectly, any securities of any parent or subsidiary of Progenics.

●

No Participant, nor any associate of a Participant, is a party to any transaction, since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which (i) Progenics was or is to be a participant, (ii) the amount involved exceeds $120,000 and (iii) any Participant or any related person thereof had or will have a direct or indirect material interest.

●

No Participant, nor any associate of a Participant, has any arrangement or understanding with any person (i) with respect to any future employment by Progenics or its affiliates or (ii) with respect to any future transactions to which Progenics or any of its affiliate will or may be a party.

●	No Participant has any substantial interest, direct or indirect, by security holdings or otherwise.

A-2

WHITE CONSENT

REVOCATION CARD

Preliminary—Subject to Completion, Dated October 4, 2019

PROGENICS PHARMACEUTICALS, INC.

YOUR CONSENT REVOCATION IS IMPORTANT. PLEASE RESPOND TODAY.

REVOKE BY MAIL

Mark, sign and date your WHITE consent revocation card and return it in the postage-paid envelope we have provided to Progenics Pharmaceuticals, Inc., c/o MacKenzie Partners, 1407 Broadway, 27th Floor, New York, NY 10018.

REVOKE BY FAX

If you do not wish to revoke your consent by mail, you may do so via Fax: (646) 439-9201, but if you choose that method, please be sure to fax both sides of this WHITE Consent Revocation Card.

CONTROL NUMBER

  If submitting a revocation by mail, please sign and date the card below and fold and detach card at perforation before mailing.

WHITE CONSENT REVOCATION CARD

YOU MAY REVOKE ANY PREVIOUSLY EXECUTED CONSENT REGARDING THE CONSENT SOLICITATION BY VELAN CAPITAL, L.P. AND THE OTHER PARTICIPANTS (COLLECTIVELY, “VELAN”) BY SIGNING, DATING AND DELIVERING THIS WHITE CONSENT REVOCATION CARD TO PROGENICS PHARMACEUTICALS, INC. (“PROGENICS” OR THE “COMPANY”).

BY CHECKING “YES, REVOKE MY CONSENT” OR “ABSTAIN” AND SIGNING, DATING AND DELIVERING THIS WHITE CONSENT REVOCATION CARD TO PROGENICS, YOU WILL BE REVOKING (OR INSTRUCTING YOUR NOMINEE TO REVOKE) ANY PREVIOUSLY EXECUTED WRITTEN CONSENTS WITH RESPECT TO ALL SHARES OF PROGENICS COMMON STOCK YOU OWN BENEFICIALLY AND/OR OF RECORD.

BY CHECKING “DO NOT REVOKE MY CONSENT” AND SIGNING, DATING AND DELIVERING THIS WHITE CONSENT REVOCATION CARD TO PROGENICS, YOU WILL NOT BE REVOKING (OR INSTRUCTING YOUR NOMINEE TO REVOKE) ANY PREVIOUSLY EXECUTED WRITTEN CONSENTS.

IF THIS WHITE CONSENT REVOCATION CARD IS PROPERLY EXECUTED AND RETURNED BUT NO BOX IS MARKED FOR A PROPOSAL, YOUR SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF THE COMPANY (THE “BOARD”): REVOKE CONSENT TO PROPOSAL 1, REVOKE CONSENT TO PROPOSAL 2, REVOKE CONSENT TO PROPOSAL 3, REVOKE CONSENT TO PROPOSAL 4 AND REVOKE CONSENT TO PROPOSAL 5, EXCEPT (i) WITH RESPECT TO PROPOSAL 2, YOU WILL NOT BE DEEMED TO REVOKE YOUR CONSENT TO THE REMOVAL OF ANY PERSON WHOSE NAME IS WRITTEN IN THE SPACE PROVIDED AND (ii) WITH RESPECT TO PROPOSAL 5, YOU WILL NOT BE DEEMED TO REVOKE YOUR CONSENT TO THE ELECTION OF ANY NOMINEE WHOSE NAME IS WRITTEN IN THE SPACE PROVIDED.

THE BOARD RECOMMENDS STOCKHOLDERS REVOKE ANY PREVIOUSLY EXECUTED CONSENTS BY CHECKING THE “YES, REVOKE MY CONSENT” BOXES IN ALL PROPOSALS BELOW.

Proposal 1 (Bylaw Restoration Proposal): Velan’s proposal to repeal any provision of the By-Laws of the Company in effect at the time this proposal becomes effective, including any amendments thereto, which were not included in the By-Laws that were in effect as of April 1, 2019 and were filed with the Securities and Exchange Commission on April 1, 2019.

☐ Yes, Revoke My Consent	☐ Do Not Revoke My Consent	☐ Abstain

Proposal 2 (Removal Proposal): Velan’s proposal to remove without cause three members of the Board: Mark R. Baker, David A. Scheinberg and Nicole S. Williams and, in addition, any person (other than those elected by Velan’s consent solicitation) nominated, elected or appointed to the Board to fill any vacancy on the Board or any newly-created directorships on or after September 18, 2019 and prior to the time that any of the actions proposed to be taken by Velan’s consent solicitation become effective, including any director appointed or designated by the Board to fill any vacancy to be caused by the resignations of Peter J. Crowley and Michael D. Kishbauch, effective October 17, 2019 or at such earlier time as the Board determines their responsibilities have been sufficiently transitioned to the remaining Board members.

☐ Yes, Revoke My Consent	☐ Do Not Revoke My Consent	☐ Abstain

Instruction: If you wish to revoke consent to the removal of certain of the persons named in Proposal 2 but not all of them, or if you wish to revoke consent to the removal of the persons named in Proposal 2 but not your consent to the removal of any person nominated, elected or appointed to the Board on or after September 18, 2019, check the “Yes, Revoke My Consent” box above and write (1) the name of each such person you WANT to be removed and/or (2) “Do not revoke consent to removal of future directors,” in the space provided below.

Proposal 3 (Future Vacancy Proposal): Velan’s proposal to amend Article IV, Section 4.04 of the By-Laws to provide that when one or more directors shall resign from the Board, effective at a future date, either shareholders or a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies.

☐ Yes, Revoke My Consent	☐ Do Not Revoke My Consent	☐ Abstain

Proposal 4 (Board Size Proposal): Velan’s proposal to amend Article IV, Section 4.01 of the By-Laws to fix the size of the Board at seven members.

☐ Yes, Revoke My Consent	☐ Do Not Revoke My Consent	☐ Abstain

Proposal 5 (Election Proposal): Velan’s proposal to elect Velan’s five nominees: Gérard Ber, Eric J. Ende, Ann MacDougall, Heinz Mäusli and David W. Mims, to serve as directors of the Company until the Company’s 2020 annual meeting of shareholders and until their successors are duly elected and qualified (or, if any such nominee is unable or unwilling to serve as a director of the Company, any other person designated as a nominee by the remaining nominee or nominees).

☐ Yes, Revoke My Consent	☐ Do Not Revoke My Consent	☐ Abstain

Instruction: If you wish to revoke consent to the election of certain of the persons named in Proposal 5 but not all of them, check the “Yes, Revoke My Consent” box above and write the name of each candidate you WANT to be elected in the space provided below. Proposal 5 is conditioned in part upon the effectiveness of Proposal 2.

PLEASE SIGN AND DATE THIS REVOCATION

Date

Signature	Title

Signature (if held jointly)	Title
PLEASE SIGN THIS WHITE CONSENT REVOCATION CARD EXACTLY AS YOUR NAME APPEARS HEREON. IF SIGNING AS ATTORNEY, ADMINISTRATOR, EXECUTOR, GUARDIAN OR TRUSTEE, PLEASE GIVE YOUR TITLE AS SUCH. IF A CORPORATION, THIS SIGNATURE SHOULD BE THAT OF AN AUTHORIZED OFFICER WHO SHOULD STATE HIS OR HER TITLE. IF A PARTNERSHIP, SIGN IN PARTNERSHIP NAME BY AN AUTHORIZED PERSON. SIGNED REVOCATION CARDS CHECKED “YES, REVOKE MY REQUEST” WILL REVOKE ALL PREVIOUSLY EXECUTED WRITTEN CONSENTS FOR THE NUMBER OF SHARES OWNED BENEFICIALLY AND/OR OF RECORD BY THE ABOVE SIGNED.

If you have questions or require any assistance, please

contact the Companyʼs consent revocation solicitor listed below:

1407 Broadway, 27th Floor

New York, NY 10018

(800) 322-2885

pgnx@mackenziepartners.com

TO SUBMIT A REVOCATION BY MAIL, DETACH ALONG THE PERFORATION, MARK, SIGN, DATE AND RETURN

   THE BOTTOM PORTION PROMPTLY USING THE ENCLOSED ENVELOPE.

 PROGENICS PHARMACEUTICALS, INC.

WHITE CONSENT REVOCATION CARD

THIS REVOCATION OF CONSENTS IS SOLICITED ON BEHALF OF PROGENICS PHARMACEUTICALS, INC (“PROGENICS” OR THE “COMPANY”) IN OPPOSITION TO THE SOLICITATION BY VELAN CAPITAL, L.P. AND THE OTHER PARTICIPANTS (COLLECTIVELY, “VELAN”) OF SHAREHOLDER CONSENTS TO APPROVE THE PROPOSALS ON THE REVERSE SIDE OF THIS CARD

The undersigned, acting with regard to all shares of common stock of Progenics, par value $0.0013 per share (“Progenics Common Stock”), entitled to vote and held by the undersigned, hereby acts as follows concerning any previously executed written consent delivered to Velan demanding that shareholders approve the proposals on the reverse side of this card and hereby confirms that the undersigned has the power to deliver a Revocation of Written Consent for all shares of Progenics Common Stock entitled to vote and held by the undersigned. With respect to shares owned beneficially, by checking the “Yes, Revoke My Consent” boxes, the undersigned, acting with regard to all such shares of Progenics Common Stock owned beneficially by the undersigned, hereby instructs its broker, bank, financial institution or other nominee holder to act on its behalf to take any steps necessary to ensure that a WHITE consent revocation card is properly executed and returned on its behalf. Further, by checking “Yes, Revoke My Consent,” the undersigned hereby authorizes Progenics to act on its behalf to take any steps necessary to ensure that such consent revocation is properly executed.

PLEASE COMPLETE, SIGN, DATE AND RETURN BY MAIL OR FAX THIS WHITE CONSENT REVOCATION CARD PROMPTLY.

(Continued and to be signed on the reverse side)